Exhibit 4.1

HERSHA HOSPITALITY LIMITED PARTNERSHIP,

as the Issuer,

HERSHA HOSPITALITY TRUST,

as the Parent Guarantor,

the OTHER GUARANTORS party hereto

AND

U.S. BANK NATIONAL ASSOCIATION,

as the Trustee

9.50% UNSECURED PIK TOGGLE NOTES DUE 2026

INDENTURE

Dated as of 23, 2021

v

EXHIBITS

EXHIBIT A	Form of Global Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	Form of Certificate of Acquiring Institutional Accredited Investors
EXHIBIT E	Form of Guarantor Supplemental Indenture

SCHEDULES

II	Specified Debt Assets
4.01	Existing Liens
4.02	Surviving Debt

INDENTURE (as amended, supplemented, waived or otherwise modified, the “Indenture”), dated as of 23, 2021, among Hersha Hospitality Limited Partnership, a Virginia limited partnership (the “Issuer”), Hersha Hospitality Trust, a Maryland real estate investment trust (the “Parent Guarantor”), the other Guarantors party hereto from time to time and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer and (ii) to make this Indenture a valid agreement of the Issuer, in accordance with its terms, have been done; and

WHEREAS, the Guarantors party hereto have duly authorized the execution and delivery of this Indenture as guarantors of the Notes, and all things necessary (i) to make the Note Guarantees, when the Notes are executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of such Guarantor and (ii) to make this Indenture a valid agreement of such Guarantor, in accordance with its terms, have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 Definitions. As used in this Indenture, the following terms have the meanings set forth below:

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold or to be sold in reliance on Rule 144A.

“2016 Term Loan Agreement” means that certain Term Loan Agreement dated as of August 2, 2016, as amended by that certain Amendment No. 1 to the Term Loan Agreement dated as of August 10, 2017, that certain Amendment No. 2 to the Term Loan Agreement dated as of September 10, 2019, that certain Amendment No. 3 to the Term Loan Agreement dated as of April 2, 2020 and that certain Amendment No. 4 to the Term Loan Agreement dated as of February 17, 2021, among Issuer, Parent Guarantor, the subsidiary guarantors party thereto, the lenders party thereto and the 2016 TLA Agent, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, in each case as and to the extent constituting Refinancing Debt.

“2016 TLA Agent” means Citibank, N.A., as administrative agent for the 2016 TLA Secured Parties under the 2016 Term Loan Agreement.

“2017 Agent” means Citibank, N.A., as administrative agent for the 2017 Secured Parties under the 2017 Credit Agreement.

“2017 Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of August 10, 2017, as amended by that certain Amendment No. 1 to the Credit Agreement dated as of September 10, 2019, that certain Amendment No. 2 to the Credit Agreement dated as of April 2, 2020 and that certain Amendment No. 3 to the Credit Agreement dated as of February 17, 2021, among Issuer, Parent Guarantor, the subsidiary guarantors party thereto, the lenders party thereto and the 2017 Agent, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, in each case as and to the extent constituting Refinancing Debt.

“2019 Term Loan Agreement” means that certain Amended and Restated Term Loan Agreement dated as of September 10, 2019, as amended by that certain Amendment No. 1 to the Term Loan Agreement dated as of April 2, 2020 and that certain Amendment No. 2 to the Term Loan Agreement dated as of February 17, 2021, among Issuer, Parent Guarantor, the subsidiary guarantors party thereto, the lenders party thereto and the 2019 TLA Agent, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, in each case as and to the extent constituting Refinancing Debt.

“2019 TLA Agent” means Citibank, N.A., as administrative agent for the 2019 TLA Secured Parties under the 2019 Term Loan Agreement.

“Adjusted Funds From Operations” means, with respect to the Parent Guarantor, net income or loss applicable to common Equity Interest holders (computed in accordance with GAAP), excluding non-cash interest from development loans and gains (or losses) from sales of property, plus depreciation and amortization, plus depreciation and amortization from discontinued operations, plus non-cash amortization of deferred financing costs, amortization of loan discount or premium, non-cash stock compensation expense, straight-line amortization of ground lease expense, non-cash impairment of long-lived assets, non-cash write-offs of deferred financing costs in connection with refinancing activity, and acquisition and terminated transaction costs.

“Adjusted Net Operating Income” means, with respect to any Asset, (a) the Net Operating Income attributable to such Asset less (b) the amount, if any, by which (i) 3% of all rental and other income from the operation of such Asset exceeds (ii) all actual management fees payable in respect of such Asset, less

(c) the FF&E Reserve for such Asset, in each case for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Trustee pursuant to Section 3.01(b) or (c), as the case may be. In no event shall the Adjusted Net Operating Income for any Asset be less than zero.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests which gives the direct or indirect holder of such Voting Interests the power to elect a majority of the Board of Directors of such Person, by contract or otherwise. In no event shall the Trustee or any GS Purchaser be deemed to be an Affiliate of the Issuer.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Note Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, and (ii) such Note Party or Subsidiary was the sole “Affected Party”; or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Note Party or Subsidiary of a Note Party to such Hedge Agreement based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark to market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Note Party or Subsidiary of a Note Party to such Hedge Agreement determined as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Note Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Note Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Note Parties or their Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“applicable decimal place” has the meaning specified in Section 1.05.

“Applicable Parties” means the Trustee and, prior to the Disposition Date, the GS Purchasers.

“Applicable Holders” means (a) prior to the Disposition Date, the Required Holders, and (b) on and after the Disposition Date, the Holders of at least 30% in aggregate principal amount of the then outstanding Notes.

“Applicable Premium” means, with respect to any Note on any Redemption Date, as calculated by the Issuer, (a) the present value as of such Redemption Date of (i) the remaining payments of interest on such Note being redeemed from such Redemption Date through the First Call Date (assuming for such purposes that there would be a payment of interest made (and required to be made) on the First Call Date) plus (ii) the redemption price as of the First Call Date of such Note being redeemed (i.e., 104.000% of the principal amount of such Note being redeemed), assuming that, for purposes of calculating each of clauses (i) and (ii), such Note were to remain outstanding through the First Call Date and then be redeemed on the First Call Date at the redemption price described above and based on the assumption described above, and with such present value being computed using an annual discount rate (applied quarterly) equal to the applicable Treasury Rate with respect to such Redemption Date plus 50 basis points, less (b) the principal amount of such Note being redeemed at such Redemption Date; provided, however, that in no case shall the Applicable Premium be less than 4.00% of the principal amount of such Note being redeemed.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Appraisal” means an appraisal complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, commissioned by and prepared for the account of the Controlling Party by a MAI appraiser selected by the Controlling Party in consultation with the Issuer, and otherwise in scope, form and substance satisfactory to the Controlling Party.

“Appraised Value” means, for any Specified Debt Asset, the “as-is” fair market value of such Specified Debt Asset, determined by the Controlling Party in its reasonable discretion based on an Appraisal of such Specified Debt Asset, after discretionary adjustments of the value shown in such Appraisal following a review by the Controlling Party’s appraisal review department.

“Approved Franchisor” means, with respect to any Specified Debt Asset, a nationally recognized hotel brand franchisor that has entered into a written franchise agreement in form and substance reasonably satisfactory to the Controlling Party. The Controlling Party confirms that as of the Closing Date the existing franchisors of the Specified Debt Assets shown on Part IV of Schedule 4.15 of the Note Purchase Agreement are satisfactory to the Controlling Party.

“Approved Manager” means, with respect to any Specified Debt Asset, (i) Hersha Hospitality Management, L.P., a Pennsylvania partnership, (ii) any other Affiliate of the Parent Guarantor, or (iii) a nationally recognized hotel manager (a) with (or controlled by a Person or Persons with) at least ten years of experience in the hotel management industry and (b) that is engaged pursuant to a written management agreement or similar agreement in form and substance reasonably satisfactory to the Controlling Party. The Controlling Party confirms that as of the Closing Date the existing managers of the Specified Debt Assets shown on Part III of Schedule 4.15 of the Note Purchase Agreement are satisfactory to the Controlling Party. For purposes of this definition, the term “control” (including the term “controlled by”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Authenticating Agent” has the meaning specified in Section 2.02.

“Assets” means Hotel Assets, Development Assets, Redevelopment Assets and Joint Venture

Assets.

“Asset Value” means, at any date of determination, (a) in the case of any Hotel Asset, the Capitalized Value of such Hotel Asset; provided, however, that the Asset Value of each Hotel Asset (other than a Development Asset or Redevelopment Asset) shall be limited, during the first 12 months following acquisition thereof, to the greater of (i) the acquisition price of such Hotel Asset or (ii) the Capitalized Value of such Hotel Asset, (b) in the case of any Development Asset or Redevelopment Asset, the lesser of (i) the gross book value of such Asset as determined in accordance with GAAP or (ii) the Appraised Value of such Asset, (c) in the case of any Joint Venture Asset that, but for such Asset being owned by a Joint Venture, would qualify as a Hotel Asset under the definition thereof, the JV Pro Rata Share of the Capitalized Value of such Joint Venture Asset; provided, however, that the Asset Value of each Joint Venture Asset shall be limited, during the first 12 months following acquisition thereof, to the JV Pro Rata Share of the greater of (i) the acquisition price of such Joint Venture Asset or (ii) the Capitalized Value of such Joint Venture Asset, and (d) in the case of any Joint Venture Asset that, but for such Asset being owned by a Joint Venture, would qualify as a Development Asset or Redevelopment Asset under the definition thereof, the JV Pro Rata Share of the gross book value of such Joint Venture Asset as determined in accordance with GAAP.

“Attorney Costs” means all reasonable and documented in reasonable detail fees, expenses and disbursements of any law firm or other external legal counsel.

“Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the Beneficial Ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have Beneficial Ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Own,” “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have corresponding meanings.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York or the state in which the Corporate Trust Office is located.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capitalized Value” means, in the case of any Hotel Asset, the Adjusted Net Operating Income of such Hotel Asset divided by (a) 7.25% for (w) Hotel Assets that are located in the New York City CBD area, the Boston CBD area (which, for the avoidance of doubt, includes Cambridge, MA and the Hotel Asset known as Courtyard Brookline located in Brookline, MA and listed on Schedule II), the Washington D.C. CBD area, the San Diego CBD area, the CBD area of Miami, the CBD area of Los Angeles (including the Hotel Asset known as Ambrose Hotel located in Santa Monica, CA and listed on Schedule II), or the CBD area of Seattle, (x) the Hotel Asset known as the Parrot Key Hotel located in Key West, FL and listed on Schedule II, (y) the Hotel Asset known as The Westin Philadelphia located in Philadelphia, PA and listed on Schedule II and (z) the Hotel Asset known as The Rittenhouse located in Philadelphia, PA and listed on Schedule II, and (b) 7.75% for all other Hotel Assets.

“Cash Equivalents” means any of the following, to the extent owned by the applicable Note Party or any of its Subsidiaries free and clear of all Liens (other than Liens, if any, created under the Senior Documents) and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, or (b) certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of Voting Interests of the Parent Guarantor (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent Guarantor; or (b) there is a change in the composition of the Parent Guarantor’s Board of Directors over a period of 24 consecutive months (or less) such that a majority of the Board of Directors (rounded up to the nearest whole number) ceases to be comprised of individuals (i) who have been Board members continuously since the beginning of such period or (ii) whose nomination or election as Board members during such period was approved by at least a majority of the Board members who, at the time of such election or nomination, where persons described in clause (i) and/or persons described in this clause (ii) whose election or nomination was previously approved by the Board; or (c) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation will result in its or their acquisition of the power to direct, directly or indirectly, the management or policies of the Parent Guarantor; or (d) the Parent Guarantor ceases to be the direct legal and beneficial owner of 70% of the limited partnership interests issued and outstanding at any time in the Issuer and of approximately 96% of the general partnership interests in the Issuer; or (e) the Issuer ceases to be the direct or indirect legal and beneficial owner of all of the Equity Interests in each direct and indirect Subsidiary that owns or leases a Specified Debt Asset.

“Change of Control Offer” has the meaning specified in Section 3.05.

“Change of Control Payment” has the meaning specified in Section 3.05.

“Change of Control Payment Date” has the meaning specified in Section 3.05.

“Clearstream” means Clearstream Banking, S.A.

“Closing Date” means February 23, 2021.

“Closing Payment Letter” means that certain Closing Payment Letter, dated as of the Signing Date, by and among the Issuer and the GS Initial Purchasers.

“Committed Notes” shall have the meaning set forth in Section 2.13.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Controlling Party” means (a) prior to the Disposition Date, the GS Purchasers and (b) from and after the Disposition Date, the Required Holders.

“Corporate Trust Office” means the designated corporate trust office of the Trustee at which at any time its corporate trust business shall be administered, which at the date hereof is located at 425 Walnut Street, CN-OH-W6CT, Cincinnati, OH 45202, or such other address as the Trustee may designate from time to time, or the designated corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice).

“Covenant Defeasance” has the meaning specified in Section 8.03.

“Credit Facility” means, individually or collectively as the context may require, the 2016 Term Loan Agreement, the 2017 Credit Agreement and/or the 2019 Term Loan Agreement.

“Credit Facility Agent” means, individually or collectively as the context may require, the 2016 TLA Agent, the 2017 Agent and/or the 2019 TLA Agent.

“Customary Carve-Out Agreement” has the meaning specified in the definition of “Non-Recourse

Debt.”

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all Debt for Borrowed Money of such Person, (b) all Obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and not overdue by more than 90 days, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (but excluding for the avoidance of doubt (i) regular quarterly dividends made by the Parent Guarantor and (ii) special year-end dividends made by the Parent Guarantor in connection with maintaining the Parent Guarantor’s status as a REIT and avoiding the imposition of income and excise taxes under the Internal Revenue Code) in respect of any Equity Interests in such Person or any other Person (other than (i) Preferred Interests that are issued by any Note Party or Subsidiary thereof and classified as either equity or minority interests pursuant to GAAP and (ii) common Equity Interests in the Issuer that the Issuer has the right, in its sole discretion, to redeem in exchange for common Equity Interests of an equivalent value in the Parent Guarantor and not for cash) or any warrants, rights or options to acquire such Equity Interests, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) any Obligation of such Person to guarantee or intended to guarantee any Obligations of any other Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations (valued, in the case of any such Debt as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (1) the stated or determinable amount of the Debt that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (2) the fair market value of such property or assets); provided, however, that in the case of the Parent Guarantor and its

Subsidiaries, “Debt” shall also include, without duplication, the JV Pro Rata Share of Debt for each Joint

Venture.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person; provided, however, that in the case of the Parent Guarantor and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture.

“Default” means any Event of Default or any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.

“Defaulted Interest” has the meaning specified in Section 2.11.

“Definitive Notes” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases in the Global Note” or the “Schedule of Increases or Decreases in the Regulation S Temporary Global Note” attached thereto.

“Development Asset” means (a) Real Property and related personal property either (i) acquired by the Parent Guarantor or one of its Subsidiaries for development into a Hotel Asset or (ii) with improvements developed by a third party and acquired by the Parent Guarantor or one of its Subsidiaries upon completion thereof for use as a Hotel Asset, in each case which in accordance with GAAP would be classified as a development property on a Consolidated balance sheet of the owner thereof, and (b) a Recently Developed Asset. Each Development Asset shall continue to be classified as a Development Asset (and, if applicable, Recently Developed Asset) hereunder until the end of the four complete consecutive fiscal quarters of the Parent Guarantor following the achievement of Substantial Completion with respect to such Asset, following which such Asset shall be classified as a Hotel Asset hereunder.

“Dividend Payout Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a)(i) all cash dividends paid by the Parent Guarantor on account of any common stock of the Parent Guarantor minus (ii) all special dividends paid by the Parent Guarantor to maintain its status as a REIT and to eliminate any federal income or excise tax under the Internal Revenue Code (“Special Dividends”), to (b) Adjusted Funds From Operations, in each case for the four consecutive fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Applicable Parties pursuant to Section 3.01(b) or (c), as the case may be.

“Disposition Date” means the first date occurring after the Closing Date on which the GS Entities (in the aggregate) cease to Beneficially Own the Required Amount.

“Division” and “Divide” each refer to a division of a limited liability company into two or more newly formed or existing limited liability companies pursuant a plan of division or otherwise.

“Dollar” and “$” mean lawful money of the United States.

“DTC” has the meaning specified in Section 2.03.

“Environmental Action” means any enforcement action, litigation, demand, demand letter, claim of liability, notice of non-compliance or violation, notice of liability or potential liability, investigation, enforcement proceeding, consent order or consent agreement arising under any Environmental Law or any Environmental Permit, or relating to the discharge, disposal or release of any Hazardous Material or arising from alleged injury or threat to health or safety from exposure to Hazardous Materials or to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state or local statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or binding agency or judicial interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that is a member of the controlled group of any Note Party, or under common control with any Note Party, within the meaning of Section 414(b) or (c) of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Note Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Note Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan; (h) any Note Party or any ERISA Affiliate receives notice from any Multiemployer Plan concerning the incurrence of Withdrawal Liability to such Multiemployer Plan; or (i) any Note Party or any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in insolvency or has been terminated, within the meaning of Title IV of ERISA.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing 2016 Term Loans” means the term loans outstanding under the 2016 Term Loan Agreement on the Closing Date (after giving effect to the issuance of the Notes and the use of proceeds thereof) in an aggregate principal amount not to exceed $125,000,000.

“Existing 2017 Revolving Credit Commitments” means the revolving credit commitments in effect under the 2017 Credit Agreement on the Closing Date (after giving effect to the issuance of the Notes and the use of proceeds thereof) in an aggregate principal amount not to exceed $83,417,522.

“Existing 2017 Term Loans” means the term loans outstanding under the 2017 Credit Agreement on the Closing Date (after giving effect to the issuance of the Notes and the use of proceeds thereof) in an aggregate principal amount not to exceed $197,054,709.

“Existing 2019 Term Loans” means the term loans outstanding under the 2019 Term Loan Agreement on the Closing Date (after giving effect to the issuance of the Notes and the use of proceeds thereof) in an aggregate principal amount not to exceed $285,586,534.

“FF&E” means, with respect to any Asset, all fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located on such Asset or used in connection with the use, occupancy, operation and maintenance of all or any part of such Asset, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurants, public rooms, health and recreational facilities, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment.

“FF&E Reserve” means, with respect to any Asset or Assets for any trailing 12 month period, an amount equal to 4% of the total revenues generated from the operation of such Asset or Assets for such period.

“Fiscal Year” means a fiscal year of the Parent Guarantor and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Final Maturity Date” means February 23, 2026.

“First Call Date” means February 23, 2022.

“Franchise Agreements” means (a) the Franchise Agreements set forth on Part IV of Schedule 4.15 of the Note Purchase Agreement, and (b) any Franchise Agreement in respect of a Specified Debt Asset entered into after the Closing Date in compliance with Section 3.22.

“GAAP” has the meaning specified in Section 1.03.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Increases or Decreases in the Global Note” or the “Schedule of Increases or Decreases in the Regulation S Temporary Global Note” (as applicable) attached thereto, issued in accordance with Section 2.01, 2.06(b)(iii) or 2.06(b)(iv).

“Good Faith Contest” means the contest of an item as to which: (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate and established with respect to such contested item in accordance with GAAP and (c) the failure to pay or comply with such contested item during the period of such contest could not reasonably be expected to result in a Material Adverse Effect.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any federal, state, municipal, national, local or other governmental department, agency, authority, commission, instrumentality, board, bureau, regulatory body, court, central bank or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GS Additional Entity” means (a) each affiliated investment entity and/or other affiliate of Goldman, Sachs & Co. LLC, (b) each fund, investor, entity or account that is managed, sponsored or advised by Goldman Sachs & Co. LLC or its affiliates and (c) each limited partner or investor in any GS Initial Purchaser or any of the foregoing Persons described in clauses (a) and (b).

“GS Entity” means (a) each GS Initial Purchaser and (b) each GS Additional Entity.

“GS Initial Purchasers” has the meaning specified in the Note Purchase Agreement.

“GS Purchaser” has the meaning specified in the Note Purchase Agreement.

“Guarantors” means (a) the Parent Guarantor, (b) each Subsidiary that executes (or otherwise becomes a party to) this Indenture (including pursuant to a supplemental indenture) and (c) each other Person that provides a Note Guarantee.

“Guaranteed Note Obligations” has the meaning specified in Section 10.01.

“Guarantor Supplemental Indenture” means a supplemental indenture substantially in the form of Exhibit E.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any applicable Environmental Law.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Hotel Asset” means Real Property and related personal property (other than any Joint Venture Asset) that operates or is intended to be operated as a hotel, resort or other lodging for transient use of rooms or is a structure from which a hotel, resort or other lodging for transient use of rooms is operated or intended to be operated. For the avoidance of doubt, (a) Development Assets and Recently Developed Assets shall not be classified as Hotel Assets hereunder until the date indicated in the last sentence of the definition of Development Asset herein, and (b) Redevelopment Assets and Recently Redeveloped Assets shall not be classified as Hotel Assets hereunder until the date indicated in the last sentence of the definition of Redevelopment Asset herein.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold or to be sold to Institutional Accredited Investors.

“Indenture” has the meaning specified in the preamble to this Indenture.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $150,000,000 in aggregate principal amount of 9.50% Unsecured PIK Toggle Notes due 2026 of the Issuer issued under this Indenture on the Closing Date. For the avoidance of doubt, the term “Initial Notes” does not include any Committed Notes.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Interest Payment Date” has the meaning specified in Exhibit A and the Notes.

“Interest Period” has the meaning specified in Exhibit A and the Notes.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” means with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Debt of, or purchase or other acquisition of any Debt of, another Person, including any Equity Interest in such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person, or (d) the purchase or other acquisition of any real property. Any binding commitment to make an Investment, as well as any option of any Person to require an Investment in such other Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Note Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuer” has the meaning specified in the preamble.

“Issuer Order” has the meaning specified in Section 2.02.

“Joint Venture” means with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the Consolidated financial statements of such Person.

“Joint Venture Assets” means, with respect to any Joint Venture at any time, the assets, including, without limitation, Real Property and related personal property, owned by such Joint Venture at such time.

“Junior Subordinated Indentures” means (a) that certain Junior Subordinated Indenture dated as of May 13, 2005, among the Issuer and JPMorgan Chase Bank, National Association, as trustee, and (b) that certain Junior Subordinated Indenture dated as of May 31, 2005, among the Issuer and Wilmington Trust Company, as trustee.

“JV Pro Rata Share” means, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total book value of all Equity Interests in such Joint Venture held by the Parent Guarantor and any of its Subsidiaries by (b) the total book value of all outstanding Equity Interests in such Joint Venture at such time.

“Legal Defeasance” has the meaning specified in Section 8.02.

“Leverage Ratio” means, at any date of determination, the ratio of (a) Total Debt minus Unrestricted Cash in excess of $50,000,000 to (b) Total Asset Value, in each case as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Trustee pursuant to Section 3.01(b) or (c), as the case may be.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquid Assets” has the meaning specified in the 2019 Term Loan Agreement (as in effect on the Signing Date).

“Management Agreements” means (a) the Management Agreements set forth on Part III of Schedule 4.15 of the Note Purchase Agreement (as supplemented from time to time in accordance with the provisions hereof), and (b) any Management Agreement in respect of a entered into after the Closing Date in compliance with Section 3.21.

“Master Agreement” has the meaning specified in the definition of “Agreement Value.”

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Parent Guarantor and its Subsidiaries, taken as a whole, (b) the material rights and remedies of the Trustee, any Holder or any GS Purchaser under any Note Document or (c) the ability of the Note Parties, taken as a whole, to perform their Note Obligations under the Note Documents.

“Material Contract” means each contract to which the Issuer or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Debt” means (a) Recourse Debt of any Note Party that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $30,000,000 or more, or (b) any other Debt of any Note Party or any Subsidiary of a Note Party that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $60,000,000 or more; in each case (i) whether or not the primary obligation of the applicable obligor, (ii) whether the subject of one or more separate debt instruments or agreements, and (iii) exclusive of Debt outstanding under this Indenture. For the avoidance of doubt, Material Debt may include Refinancing Debt to the extent comprising Material Debt as defined herein.

“Material Subsidiaries” means one or more Subsidiaries of the Parent Guarantor which individually or collectively own assets with an aggregate gross book value of $60,000,000 or more.

“Maximum Amount” has the meaning specified in Section 3.03.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Note Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Note Party or any ERISA Affiliate and at least one Person other than the Note Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Note Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (except pursuant to the Note Documents or any Specified Debt) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Debt of the Person owning such asset or any other Person; provided, however, that (a) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge, and (b) a provision in any agreement governing unsecured Debt generally prohibiting the encumbrance of assets (exclusive of any outright prohibition on the encumbrance of particular Specified Debt Assets) shall not constitute a Negative Pledge so long as such provision is generally consistent with a comparable provision of the Note Documents.

“Net Operating Income” means, with respect to any Asset for any applicable measurement period, (a) the total rental and other revenue from the operation of such Asset for such period, minus (b) all expenses and other proper charges incurred in connection with the operation and maintenance of such Asset for such period, including, without limitation, management fees, repairs, real estate and chattel taxes and bad debt expenses, but before payment or provision for debt service charges, income taxes and depreciation, amortization and other non-cash expenses, all as determined in accordance with GAAP and in each case for consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Trustee pursuant to Section 3.01(b) or (c), as the case may be; provided, however, that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during such four fiscal quarter period, Net Operating Income will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to the acquired Asset’s actual Net Operating Income (computed as if such Asset was owned by the Parent Guarantor or one of its Subsidiaries for the entire four fiscal quarter period) generated during the portion of such four fiscal quarter period that such Asset was not owned by the Parent Guarantor or such Subsidiary, and (2) in the case of a disposition, by subtracting therefrom an amount equal to the actual Net Operating Income generated by the Asset so disposed of during such four fiscal quarter period.

“Non-Payment Default” means a Senior Event of Default (other than a Payment Default).

“Non-Recourse Debt” means Debt for Borrowed Money with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of real property and any related assets encumbered by a Lien securing such Debt for Borrowed Money and/or (b) (i) the general credit of the Property-Level Subsidiary that has incurred such Debt for Borrowed Money, and/or the direct Equity Interests therein and/or (ii) the general credit of the immediate parent entity of such Property-Level Subsidiary, provided that such parent entity’s assets consist solely of Equity Interests in such Property-Level Subsidiary, it being understood that the instruments governing such Debt may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to the Parent Guarantor or any Subsidiary of the Parent Guarantor for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in non-recourse financings of real estate.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means, collectively, (a) this Indenture (together with any supplement hereto), (b) the Notes, (c) the Note Guarantees, (d) the Note Purchase Agreement and (e) the Closing Payment Letter.

“Note Guarantee” means the guarantee by each Note Party of the Note Obligations pursuant to Article X and any supplemental indenture.

“Note Guarantee Beneficiary” means the Trustee, the Holders and each other holder of Guaranteed Note Obligations.

“Note Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Note Party arising under any Note Document or otherwise with respect to any Note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Note Party of any proceeding under any Bankruptcy Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Note Obligations of the Note Parties under the Note Documents (and any of their Subsidiaries to the extent they have obligations under the Note Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Note Party under any Note Document and (b) the obligation of any Note Party to reimburse any amount in respect of any of the foregoing that the Trustee may elect to pay or advance on behalf of such Note Party.

“Note Parties” means, collectively, (a) the Parent Guarantor, (b) the Issuer and (c) each other Guarantor.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of the Signing Date, among the Issuer, the Parent Guarantor, the other Guarantors party thereto and the GS Purchasers from time to time party thereto.

“Notes” means any of the Issuer’s 9.50% Unsecured PIK Toggle Notes due 2026 authenticated and delivered under this Indenture. The Notes include the Initial Notes and any Committed Notes, which shall be treated as a single class for all purposes under this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes, or any successor Person thereto and shall initially be the Trustee.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).

“OFAC” means the Office of Foreign Asset Control of the Department of the Treasury of the United States.

“Officer’s Certificate” of the Issuer means a certificate signed by a Responsible Officer of the Issuer. Unless the context otherwise requires, each reference herein to an “Officer’s Certificate” means an Officer’s Certificate of the Issuer. References herein, or in any other Note Document, to any officer of a Person that is a partnership or limited liability company means such officer of the partnership or limited liability company or, if none, of a general partner or managing member of the partnership or limited liability company authorized thereby to act on its behalf.

“Operating Lease” means any operating lease of a Specified Debt Asset between the applicable Note Party that owns such Specified Debt Asset (whether in fee simple or subject to a Qualified Ground Lease), as lessor, and the applicable TRS Lessee that leases such Specified Debt Asset, as lessee, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Opinion of Counsel” means an opinion from legal counsel that meets the applicable requirements of this Indenture. The counsel may be an employee of or counsel to the Issuer or any Subsidiary of the Issuer.

“Original Debt” has the meaning specified in the definition of “Refinancing Debt.”

“Parent Guarantor” has the meaning specified in the preamble.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Patriot Act” means the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Paying Agent” has the meaning specified in Section 2.03.

“Payment Default” means any Senior Event of Default resulting from the failure to make payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest in respect of any Senior Obligations beyond any applicable grace periods.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Junior Securities” means equity securities of the Issuer or the Parent Guarantor or subordinated securities of the Issuer or any Subsidiary Guarantor or, in each case, any successor obligor provided for by a plan of reorganization or readjustment or other dispositive restructuring plan that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Obligations that may at the time be outstanding to at least the same extent as the Notes are subordinated as provided in Article XIII.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, unless the subject of a Good Faith Contest as permitted herein: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable or which are the subject of a Good Faith Contest; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are (x) not yet due and payable or (y) (i) not overdue for a period of more than 60 days or are the subject of a Good Faith Contest and (ii) individually or together with all other similar Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers’

compensation or unemployment laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances and Liens (other than monetary Liens) on title to real property and all building, zoning and land use laws that do not render title to the property encumbered thereby unmarketable or materially and adversely affect the use or value of such property for its present purposes; (e) Tenancy Leases; (f) all Liens noted on the land surveys and title insurance policies delivered to the GS Purchasers prior to the Closing Date pursuant to the Note Purchase Agreement; (g) Liens of landlords, lessors and sublessors of real property for amounts not yet due and payable and such Person’s ownership interest in such real property to the extent constituting a Lien; (h) deposits in respect of insurance premiums; (i) precautionary filings under the Uniform Commercial Code; (j) Liens arising under ERISA with respect to one or more Plans or one or more Multiemployer Plans that do not, in the aggregate when combined with all other then-current ERISA Events, constitute an Event of Default under Section 6.01(j); and (k) deposits to secure trade contracts (other than for Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

“Permitted Preferred Payments” means accrued and unpaid cash dividends payable by the Parent Guarantor to the holders of Preferred Interests that are outstanding on the Closing Date.

“Permitted Secured Debt” means any Specified Debt that is pari passu in right of payment with the Senior Obligations and secured by Liens on the Specified Debt Assets that are pari passu with the Liens on the Specified Debt Assets securing the Senior Obligations.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PIK Interest” has the meaning specified in Exhibit A and the Notes

“PIK Option” has the meaning specified in Exhibit A and the Notes.

“PIK Payment” has the meaning specified in Section 2.01(g).

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.07 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“primary obligor” and “primary obligation” have the respective meanings specified in the definition of “Contingent Obligation.”

“Private Placement Legend” has the meaning specified in Section 2.06(f).

“Property-Level Subsidiary” means any Subsidiary of the Issuer or any Joint Venture that holds a direct fee or leasehold interest in any single building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Non-Recourse Debt financing) or parcel (or group of related parcels, including, without limitation, parcels pooled for purposes of a Non-Recourse Debt financing) of real property and related assets and not in any other building or parcel of real property.

“protected purchaser” has the meaning specified in Section 2.07.

“Qualified Ground Lease” means a ground lease of Real Property containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options that are subject to terms or conditions not yet agreed upon and specified in such ground lease or an amendment thereto, other than a condition that the lessee not be in default under such ground lease) of 30 years or more from the date the related Hotel Asset, Recently Developed Assets or Recently Redeveloped Asset, as applicable, becomes a Specified Debt Asset; (b) (i) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or (ii) an affirmative grant of such right from the lessor to the immediately preceding mortgagee of the leased property; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of a leasehold estate demised pursuant to a ground lease.

“Qualified Institutional Buyer” or “QIB” means any Person that is a “qualified institutional buyer” as such term is defined in Rule 144A.

“Real Property” means all right, title and interest of the Issuer and each of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies and personal property in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.

“Recently Developed Asset” means a Development Asset of the type described in clause (a) of the definition thereof as to which Substantial Completion has been achieved and fewer than four complete consecutive fiscal quarters of the Parent Guarantor have elapsed since the date of such Substantial Completion, which Development Asset has been designated by the Issuer in writing, with the approval of the Controlling Party, as a “Recently Developed Asset”.

“Recently Redeveloped Asset” means a Redevelopment Asset of the type described in clause (a) of the definition thereof as to which Substantial Completion has been achieved and fewer than four complete consecutive fiscal quarters of the Parent Guarantor have elapsed since the date of such Substantial Completion, which Redevelopment Asset has been designated by the Issuer in writing, with the approval of the Controlling Party, as a “Recently Redeveloped Asset”. Notwithstanding the foregoing, the Specified Debt Asset known as the Cadillac Hotel and Beach Club Miami Beach shall be deemed a Hotel Asset in accordance with the definition thereof.

“Recourse Debt” means Debt for which the Parent Guarantor or any of its Subsidiaries (other than a Property-Level Subsidiary that is not a Note Party or the owner of a Specified Debt Asset) has personal or recourse liability in whole or in part, exclusive of any such Debt for which such personal or recourse liability is limited to obligations under Customary Carve-Out Agreements.

“Record Date” means any of the Record Dates indicated on the face of a Note.

“Redemption Date” has the meaning specified in Section 5.07(a).

“Redevelopment Asset” means (a) an Asset which either (i) has been acquired with a view toward renovating or rehabilitating such Asset, or (ii) the Issuer or a Subsidiary thereof intends to renovate or rehabilitate, and (b) a Recently Redeveloped Asset. Each Redevelopment Asset shall continue to be classified as a Redevelopment Asset (and, if applicable, Recently Redeveloped Asset) hereunder until the end of the four complete consecutive fiscal quarters of the Parent Guarantor following the achievement of Substantial Completion with respect to such Asset, following which such Asset shall be classified as a Hotel Asset hereunder.

“Refinancing Debt” means, with respect to any Debt (the “Original Debt”), any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Original Debt, provided that (a) the terms of any Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, (i) do not provide for any Lien on any asset other than the assets that secured such Original Debt (provided that, if the Original Debt is Surviving Debt, then Refinancing Debt in respect thereof may be secured by assets other than the assets that secured such Original Debt, provided that such Refinancing Debt is not secured by any Lien on any asset other than the assets that secure the Credit Facilities (or would have been required to secure the Credit Facilities pursuant to the terms thereof) (such Refinancing Debt, “Specified Surviving Debt Refinancing Debt”)) and (ii) are not otherwise prohibited by the Note Documents, (b) the principal amount of such Refinancing Debt shall not exceed the principal amount of such Original Debt plus the amount of any applicable premium and expenses, (c) the stated final maturity of such Refinancing Debt shall not be earlier than that of such Original Debt, (d) the Weighted Average Life to Maturity of such Refinancing Debt shall not be shorter than the Weighted Average Life to Maturity of such Original Debt remaining as of the date of such extension, refunding or refinancing, (e) such Refinancing Debt shall not constitute an obligation (including pursuant to a guarantee) of any Person that was not an obligor in respect of such Original Debt (provided that Specified Surviving Debt Refinancing Debt may constitute an obligation (including pursuant to a guarantee) of any Person that was not an obligor in respect of such Original Debt, provided that Specified Surviving Debt Refinancing Debt does not constitute an obligation (including pursuant to a guarantee) of any Person other than a Note Party) and (f) the other material terms, taken as a whole, of any such Refinancing Debt are no less favorable in any material respect to the Note Parties or the Holders than the terms governing such Original Debt.

“REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.

“Registrar” has the meaning specified in Section 2.03.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of a Regulation S Temporary Global Note upon such Regulation S Temporary Global Note automatically becoming a Regulation S Permanent Global Note in accordance with Section 2.01(d).

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold or to be sold in reliance on Rule 903.

“Required Amount” means more than 50% of the aggregate principal amount of the then outstanding Notes.

“Required Holders” means Holders holding the Required Amount.

“Responsible Officer” means the chief executive officer, president, senior vice president, senior vice president (finance), vice president, chief financial officer, treasurer, manager of treasury activities or assistant treasurer or other similar officer or Person performing similar functions of a Note Party, and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Note Party. Any document delivered hereunder that is signed by a Responsible Officer of a Note Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Note Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Note Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Issuer.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Payments” means, in the case of any Person, to declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, or to make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such (including, in each case, by way of a Division), except for non-cash payments in connection with employee, trustee and director stock option plans or similar incentive arrangements. For the avoidance of doubt, in the case of the Parent Guarantor, Restricted Payments will include any purchase, redemption or other acquisition of Equity Interests in Parent Guarantor with the proceeds of Transfers permitted by Section 4.05 of this Indenture.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person providing for the leasing by the Parent Guarantor or any of its Subsidiaries of any Real Property that has been sold or transferred or is to be sold or transferred by the Parent Guarantor or such Subsidiary, as the case may be, to such Person.

“Sanctions” means any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Satisfaction and Discharge” means the satisfaction and discharge of this Indenture with respect to all of the Notes pursuant to Article XI.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“secured Debt” means Debt that is secured by any Lien.

“Secured Debt Leverage Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) Consolidated secured Debt of the Parent Guarantor and its Subsidiaries to (b) Total Asset Value, in each case as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Trustee pursuant to Section 3.01(b) or (c), as the case may be.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Agent” means, with respect to any series, issue or class of Senior Obligations, the administrative agent, collateral agent, trustee or other similar authorized representative of the Senior Creditors in respect of such Senior Obligations.

“Senior Collateral” means any assets of the Issuer or any Subsidiary Guarantor with respect to which a Lien is granted or purported to be granted as security for any Senior Obligations.

“Senior Creditors” means, with respect to any series, issue or class of Senior Obligations, the holders of such Senior Obligations and the applicable Senior Agents.

“Senior Documents” means, with respect to any series, issue or class of Senior Obligations, the promissory notes, credit agreements, loan agreements, note purchase agreements, indentures or other operative agreements evidencing or governing such Senior Obligations or the Liens securing such Senior Obligations.

“Senior Event of Default” shall mean an “Event of Default” under, and as defined in, any Senior Document.

“Senior Obligations” means Debt of the Issuer and the Subsidiary Guarantors incurred and outstanding in reliance on Section 4.02(b) and secured in reliance on Section 4.01(a) and all Obligations of the Issuer and the Subsidiary Guarantors in respect of such Debt (including, without limitation, all interest after the commencement of any bankruptcy, insolvency, receivership or similar proceeding of the Issuer and the Subsidiary Guarantors at the rate provided in the governing documentation, whether or not such interest is an allowed claim in such proceeding).

“Signing Date” means February 17, 2021

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Note Party or any ERISA Affiliate and no Person other than the Note Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Note Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Special Interest Payment Date” has the meaning specified in Section 2.11(a).

“Special Record Date” has the meaning specified in Section 2.11(a).

“Specified Debt” means (a) Debt incurred, and permitted to be incurred, pursuant to Section 4.02(b) or Section 4.02(h) and (b) Specified Surviving Debt Refinancing Debt incurred, and permitted to be incurred, pursuant to Section 4.02(d).

“Specified Debt Asset” means any Hotel Asset, Recently Developed Asset or Recently Redeveloped Asset that secures any Specified Debt.

“Specified Debt Obligor” means any Subsidiary of a Note Party that owns a Specified Debt Asset or is a borrower, issuer or guarantor under any Specified Debt.

“Specified Premium” means, at the time of any Acceleration Event, (a) if such Acceleration Event occurs prior to the First Call Date, the Applicable Premium in respect of the aggregate principal amount of Notes outstanding at the time of such Acceleration Event, (b) if such Acceleration Event occurs on or after the First Call Date and prior to February 23, 2023, 4.000% of the aggregate principal amount of the Notes outstanding at the time of such Acceleration Event and (c) if such Acceleration Event occurs on or after February 23, 2023 and prior to February 23, 2024, 2.000% of the aggregate principal amount of the Notes outstanding at the time of such Acceleration Event.

“Subordinated Intercompany Obligations” has the meaning specified in Section 10.07.

“Subsequent Closing Date” has the meaning specified in the Note Purchase Agreement.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantor” means any Guarantor other than the Parent Guarantor.

“Substantial Completion” means, with respect to any Development Asset or Redevelopment Asset and as of any relevant date of determination, the substantial completion of all material construction, renovation and rehabilitation work then planned with respect to such Asset such that such Asset has received or upon final inspection will receive a final certificate of occupancy for the entire Asset.

“Surviving Debt” means any Non-Recourse Debt, which, in each case, is in an amount of $1,000,000 or more and is outstanding immediately before and after giving effect to the Closing Date.

“Taxable REIT Subsidiary” means a Subsidiary of the Parent Guarantor that qualifies as a taxable REIT subsidiary for the purposes of Section 856(l) of the Internal Revenue Code and any Subsidiary of such Taxable REIT Subsidiary.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including all backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenancy Leases” means operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Issuer or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the Real Property encumbered thereby for its intended purpose (excluding any lease entered into in connection with a Sale and Leaseback Transaction).

“Termination Date” means the date after the Closing Date on which Satisfaction and Discharge, Legal Defeasance or Covenant Defeasance occurs.

“Total Asset Value” means, at any date of determination, the sum of (a) the Asset Values for all Assets at such date, plus (b) Unrestricted Cash of the Parent Guarantor and its Subsidiaries on hand at such date in an amount not to exceed $50,000,000, plus (c) 50% of the aggregate principal amount at such date of development loans by the Parent Guarantor and its Subsidiaries to Joint Ventures in which the Parent Guarantor has a direct or indirect interest, plus (d) the sum of amounts that are with a Person other than the Parent Guarantor and its Subsidiaries as escrows, deposits or security for contractual obligations, plus (e) deposits on acquisitions of Hotel Assets at such date that are refundable in full in the event that the applicable Subsidiary of the Parent Guarantor elects not to proceed with the subject acquisition, plus (f) the gross book value (as determined in accordance with GAAP) of all unimproved land owned by Subsidiaries of the Parent Guarantor.

“Total Debt” means, at any date of determination, all Consolidated Debt of the Parent Guarantor and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Trustee pursuant to Section 3.01(b) or (c), as the case may be.

“Trading with the Enemy Act” means the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto.

“Transfer” has the meaning specified in Section 4.05.

“Transfer Agent” has the meaning specified in Section 2.03.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two (2) Business Days (but not more than five (5) Business Days) prior to the date of delivery of the redemption notice with respect to the Redemption Date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the Redemption Date to the First Call Date; provided, however, that if the period from the Redemption Date to the First Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to the First Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“TRS Lessee” means a lessee of a Specified Debt Asset pursuant to an Operating Lease that is wholly-owned directly or indirectly by the Issuer.

“Trust Officer” means, when used with respect to the Trustee, any vice president, assistant vice president, any trust officer or any other officer of the Trustee who shall have direct responsibility for the administration of this Indenture, and also means any other officer of the Trustee to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“U.S. Government Obligations” means direct non-callable obligations of the United States for the timely payment of which the full faith and credit of the United States is pledged.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“United States” and “U.S.” means the United States of America.

“Unrestricted Cash” means an amount (if greater than zero) equal to (a) cash and Cash Equivalents of the Issuer and its Subsidiaries that are not subject to any Lien (excluding statutory liens in favor of any depositary bank where such cash is maintained), minus (b) the sum of amounts included in the foregoing clause (a) that are with a Person other than the Parent Guarantor and its Subsidiaries as escrows, deposits or security for contractual obligations.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“unsecured Debt” means any Debt that is not secured Debt.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or the election or appointment of persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency

“Weighted Average Life to Maturity” shall mean, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt; provided that, for purposes of determining the Weighted Average Life to Maturity of any Refinancing Debt or any Debt that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

SECTION 1.02 Other Interpretive Provisions. With reference to this Indenture and each other Note Document, unless otherwise specified herein or in such other Note Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Note Document shall refer to such Note Document as a whole and not to any particular provision thereof.

(ii) References in this Indenture to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Indenture or (B) to the extent such references are not present in this Indenture, to the Note Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Indenture or any other Note Document.

SECTION 1.03 Accounting Terms.

(a) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 3.10 of the Note Purchase Agreement (“GAAP”).

(b) If the Issuer notifies the Controlling Party that due to one or more changes in accounting principles after the Closing Date required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies that results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Indenture, the Issuer wishes to amend any financial covenants, standards or terms, then the Controlling Party and the Issuer agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition of the Issuer and its Subsidiaries (determined on a Consolidated basis) shall be the same after such change as if such change had not been made. Such provisions shall be amended in a manner satisfactory to the Issuer and the Controlling Party. Until covenants, standards, or terms of this Indenture are amended in accordance with this Section 1.03(b), such covenants, standards and terms shall be computed and determined in accordance with accounting principles in effect prior to such change in accounting principles.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Issuer or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as obligations with respect to a Capitalized Lease.

SECTION 1.04 Divisions. For all purposes under the Note Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time

SECTION 1.05 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Indenture or any other Note Document shall be calculated by dividing the appropriate component by the other component, carrying the result to one decimal place more than the number of decimal places by which such ratio is expressed herein (the “applicable decimal place”) and rounding the result up or down to the applicable decimal place.

SECTION 1.06 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Note Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Note Document; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

SECTION 1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

ARTICLE II

THE NOTES

SECTION 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be issued in minimum denominations of $1.00 and any integral multiples of $1.00 in excess thereof. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors, the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Increases or Decreases in the Global Note” or the “Schedule of Increases or Decreases in the Regulation S Temporary Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” or the “Schedule of Exchanges of Interests in the Regulation S Temporary Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and PIK Payments. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Depositary, at the direction of the Trustee, in accordance with Section 2.06(g) (or, in the case of any increase resulting from a PIK Payment, in accordance with the applicable provisions of this Indenture (including Section 2.01(g) and the Notes).

(c) Temporary Global Notes. Notes offered and sold (or to be offered and sold) in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

(d) Following the termination of the applicable Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interests as hereinafter provided.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

(f) Applicable Procedures. The Applicable Procedures shall be applicable to beneficial interests in the Global Notes that are held by Participants through the Depositary.

(g) PIK Payments. If the Issuer is permitted to exercise the PIK Option for any Interest Period and does so exercise the PIK Option with respect to such Interest Period, the Issuer shall pay the applicable amount of PIK Interest for such Interest Period in respect of each outstanding Note on the Interest Payment Date in respect of such Interest Period by increasing the principal amount of each such outstanding Note at the end of such Interest Period by an amount equal to the PIK Interest applicable to each such outstanding Note (rounded up to the nearest whole Dollar), and an adjustment shall be made by the Trustee to reflect such increase, with respect to Global Notes, in the “Schedule of Increases or Decreases in the Global Note” or the “Schedule of Increases or Decreases in the Regulation S Temporary Global Note” (as applicable) and, with respect to Definitive Notes, on the books and records of the Trustee (a “PIK Payment”). Following any increase in the principal amount of the outstanding Notes as a result of a PIK

Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Unless the context otherwise requires, for all purposes under this Indenture and the Notes (including for purposes of calculating any redemption price or redemption amount), references to the “principal” and the “principal amount” of any Notes includes any increase in the principal amount thereof due to the addition of PIK Interest thereto as a result of any PIK Payment. If the Issuer is permitted to exercise the PIK Option for any Interest Period and desires to exercise the PIK Option for such Interest Period, the Issuer must deliver a “PIK Notice” to the Trustee (and, prior to the Disposition Date, to the GS Purchasers) no later than the day that is five Business Days prior to the beginning of such Interest Period; provided that, with respect to the Interest Period commencing on and including the Closing Date to but excluding June 30, 2021, a “PIK Notice” indicating that the PIK Option is being exercised for such Interest Period shall be deemed to have been delivered to the Trustee and the GS Purchasers in accordance with the procedures described in this Section 2.01(g) and the Notes.

SECTION 2.02 Execution and Authentication. One Responsible Officer of the Issuer shall sign the Notes for the Issuer by manual, facsimile or electronic (including .pdf) signature (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com). If the Responsible Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

The Trustee will, upon receipt of a written order of the Issuer signed by one Responsible Officer of the Issuer (an “Issuer Order”), authenticate Notes for original issue that may be validly issued under this Indenture. On the Closing Date, the Trustee shall, upon receipt of an Issuer Order, authenticate and deliver the Initial Notes in an aggregate principal amount of $150,000,000, and on each Subsequent Closing Date the Trustee shall, upon receipt of an Issuer Order, authenticate and deliver Committed Notes in an aggregate principal amount as set forth in such Issuer Order, subject to the provisions of Section 2.13. The aggregate principal amount of the Notes that may be issued, authenticated and delivered under this Indenture may not exceed $150,000,000 plus the aggregate principal amount of Committed Notes issued pursuant to Section 2.13 (in each case, exclusive of PIK Payments and Notes issued pursuant to Sections 2.06 or 2.07 or the immediately following paragraph of this Section 2.02); provided that in no event shall the aggregate principal amount of Notes outstanding at any time under this Indenture exceed $150,000,000 plus the aggregate principal amount of Committed Notes issued pursuant to Section 2.13, in each case, exclusive of PIK Payments. The aggregate principal amount of Notes that may be issued, authenticated and delivered under this Indenture shall be unlimited subject to the Issuer’s compliance with Section 4.03.

In case the Issuer, pursuant to Section 4.04 shall be consolidated or merged or amalgamated with or into any other Person or shall convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person, and the successor Person resulting from such consolidation, or surviving such merger or amalgamation, or into which the Issuer shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Section 4.04, any of the Notes authenticated or delivered prior to such consolidation, merger, amalgamation, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer

Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.02 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.03 Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration (the “Registrar”), an office or agency where Notes may be presented for transfer or for exchange (the “Transfer Agent”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall notify the Trustee in writing of the name and address of any Paying Agent, Transfer Agent or Registrar not a party to this Indenture. If the Issuer fails to maintain a Registrar, Transfer Agent or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent, Registrar or Transfer Agent.

The Issuer initially appoints The Depository Trust Company, its nominees and successors (“DTC”) to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee as the Registrar, Transfer Agent and Paying Agent for the Notes and the Issuer may remove any Registrar, Transfer Agent or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar, Transfer Agent or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar, Transfer Agent or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar, Transfer Agent or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar, Transfer Agent or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

SECTION 2.04 Paying Agent to Hold Money in Trust. Prior to 10:00 a.m. New York City time, on each due date of the principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall irrevocably deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Issuer shall require the Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) or any Guarantor in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.04, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer and each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Issuer.

SECTION 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless:

(i) the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary; or

(ii) there has occurred and is continuing an Event of Default with respect to the Notes and a holder requests that its beneficial interests in the applicable Global Note be exchanged for a Definitive Note in writing delivered through the Depositary.

Upon the occurrence of any of the preceding events in clauses (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any authorized denomination, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.09. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.09, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events in clauses (i) or (ii) above and pursuant to Section 2.06(b)(ii)(B) and Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than pursuant to Rule 144A). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (i) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the applicable Restricted Period and (B) the receipt by the Registrar of any certification of Beneficial Ownership required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, a certificate to the Registrar substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(iv), if the Issuer or Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer or exchange is effected pursuant to subparagraph (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Issuer Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to subparagraph (iv) above. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon occurrence of any of the events in clauses (i) or (ii) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; and

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) (except transfers pursuant to clause (G) above) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the applicable Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clauses (i) or (ii) of Section 2.06(a) and if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(iii), if the Issuer or Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

The Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any unrestricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will mail such unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) will not bear the Private Placement Legend.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clauses (i) or (ii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; and

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the applicable Restricted Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d), if the Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of this Section 2.06(d), the Trustee will cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (i) or (ii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Issuer Order in accordance with Section 2.02, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(2), if the Issuer or Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend (the “Private Placement Legend”) in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER OR ANOTHER EXEMPTION UNDER THE SECURITIES ACT.

BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT) (AN “ACCREDITED INVESTOR”), AND (2) AGREES THAT IT WILL NOT WITHIN [ONE YEAR AFTER THE LATER OF THE DATE OF THE ORIGINAL ISSUANCE OF THIS NOTE AND THE DATE ON WHICH THE ISSUER OR ANY OF ITS RESPECTIVE AFFILIATES OWNED THIS NOTE — FOR NOTES ISSUED PURSUANT TO RULE 144A AND FOR NOTES ISSUED TO INSTITUTIONAL ACCREDITED INVESTORS][40 DAYS AFTER THE LATER OF THE DATE OF ORIGINAL ISSUANCE OF THIS NOTE AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S — FOR NOTES ISSUED IN OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S], OFFER, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (X) (I) TO

THE ISSUER OR ANY SUBSIDIARY THEREOF, (II) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (III) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE NOTES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR THE OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND THAT PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE REGISTRAR A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS NOTE), (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (V) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (VI) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER OR THE REGISTRAR SO REQUESTS), OR (VII) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND (Y) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE FURTHER AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE PURSUANT TO SUBCLAUSES (III) TO (VI) OF CLAUSE (X) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE REGISTRAR AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note will bear a legend in substantially the following form (with appropriate changes in the last sentence of the second to last paragraph if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(g) OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY ACCEPTING THIS NOTE EACH HOLDER AND EACH TRANSFEREE IS DEEMED TO REPRESENT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE (I) IT IS NOT, AND IS NOT ACTING ON BEHALF OF, A PLAN (WHICH TERM INCLUDES (A) EMPLOYEE BENEFIT PLANS THAT ARE SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED) (“ERISA”), (B) PLANS, INDIVIDUAL RETIREMENT ACCOUNTS AND OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND (C) ENTITIES THE UNDERLYING ASSETS OF WHICH ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY PLANS DESCRIBED ABOVE IN CLAUSE (A) OR (B), OR (II) ITS PURCHASE AND HOLDING OF THIS NOTE OR ANY INTEREST THEREIN SHALL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

(iv) Original Issue Discount Legend. Each Global Note, Regulation S Temporary Global Note and Definitive Note issued with original issue discount (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO TREASURY REGULATION SECTION 1.1275-3. THIS NOTE WAS ISSUED WITH ‘ORIGINAL ISSUE DISCOUNT’ WITHIN THE MEANING OF SECTION 1272, ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. UPON WRITTEN REQUEST, THE ISSUER WILL PROVIDE TO ANY HOLDER OF THE NOTE (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, AND (3) THE ORIGINAL YIELD TO MATURITY OF THE NOTE. SUCH REQUEST SHOULD BE SENT TO THE ISSUER AT [__________], ATTN: [_________].”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Trustee in accordance with Section 2.10. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Issuer Order in accordance with Section 2.02 or at the Registrar’s request.

(ii) No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.13, 3.05, 5.06 or 9.05 or the penultimate paragraph of Section 2.02).

(iii) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the transmission of a notice of redemption of the Notes to be redeemed pursuant to Section 5.03 and ending at the close of business on the day of such transmission, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange any Notes selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected or incur any liability by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 3.04, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, subject to Section 2.06(a), Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes to which the Holder making the exchange is entitled in accordance with the provisions of Section 2.02.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or by electronic transmission or mail.

(x) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any Agent shall have any responsibility or incur any liability for any actions taken or not taken by the Depositary.

SECTION 2.07 Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) furnishes to the Issuer and the Trustee satisfactory evidence that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee in writing prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”), (c) furnishes to each of the Issuer and the Trustee indemnification satisfactory to each, and

(d) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.07, the Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.07, every new Note issued pursuant to this Section 2.07, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.08 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.07 and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 12.05 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.07.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09 Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall, upon receipt of an Issuer Order, authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall, upon receipt of an Issuer Order, authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.10 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its then internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Debt represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.10. The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.11 Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular Record Date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.03.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable (and such nonpayment continues beyond the applicable cure period set forth in Section 6.01(a)(ii)) shall forthwith cease to be payable to the Holder on the regular Record Date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes and as provided in Section 6.03 (such defaulted interest and interest thereon herein, including any interest required to be paid under Section 6.03, collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this Section 2.11(a). Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 20 calendar days and not less than 15 calendar days prior to the Special Interest Payment Date and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.01, not less than 10 calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.11(b).

(b) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.11(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.11, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.12 CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

SECTION 2.13 Committed Notes.

(a) The Issuer may on two occasions, subject only to the terms and conditions set forth in and pursuant to this Section 2.13 and in Article 9 of the Note Purchase Agreement, issue 9.50% Unsecured PIK Toggle Notes due 2026 under this Indenture in an aggregate principal amount not to exceed

(in the aggregate for both such occasions) $50,000,000 (the “Committed Notes”). The Committed Notes shall rank pari passu with the existing Notes and shall be consolidated with and form a single class with the existing Notes and shall have identical terms as the Initial Notes, other than, if applicable, with respect to the date of issuance, issue price, amount of interest payable on the first Interest Payment Date applicable thereto and transfer restrictions; provided that the Committed Notes will not be issued with the same CUSIP, if any, as any Notes then existing unless such Committed Notes are fungible with such Notes then existing for U.S. federal income tax purposes. For the avoidance of doubt, the Committed Notes shall constitute “Notes” under this Indenture.

(b) On any Subsequent Closing Date, the Issuer shall deliver to the Trustee an Issuer Order, Officer’s Certificate and Opinion of Counsel for the Committed Notes to be issued on such Subsequent Closing Date specifying the aggregate principal amount of Committed Notes to be issued and authenticated on such Subsequent Closing Date and an Officer’s Certificate certifying that the conditions set forth in this Indenture and Article 9 of the Note Purchase Agreement with respect to the issuance of the Committed Notes have been satisfied or waived. The Trustee shall be entitled to conclusively rely on such Officer’s Certificate in authenticating Committed Notes.

SECTION 2.14 Junior Subordinated Indentures. The Issuer hereby designates the Note Obligations “Senior Debt” under, and as defined in, the Junior Subordinated Indentures.

ARTICLE III

AFFIRMATIVE COVENANTS

SECTION 3.01 Reporting Requirements.

(a) Default Notice. The Parent Guarantor or the Issuer shall, as soon as possible and in any event within two days after a Responsible Officer thereof obtains knowledge of the occurrence of any Default or any event, development or occurrence reasonably expected to result in a Material Adverse Effect continuing on the date of such statement, deliver to the Applicable Parties a statement of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor of the Issuer, as applicable, setting forth details of such Default or such event, development or occurrence and the action that the Parent Guarantor or the Issuer, as applicable, has taken and proposes to take with respect thereto.

(b) Annual Financials. The Parent Guarantor or the Issuer shall, as soon as available and in any event within 90 days after the end of each Fiscal Year, deliver to the Applicable Parties a copy of the annual audit report for such year for the Parent Guarantor and its Subsidiaries, including therein Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for such Fiscal Year (it being acknowledged that a copy of the annual audit report filed by the Parent Guarantor with the SEC shall satisfy the foregoing requirements), in each case accompanied by (x) an opinion acceptable to the Controlling Party of KPMG LLP or other independent public accountants of recognized standing acceptable to the Controlling Party, and (y) a report of such independent public accountants as to the Issuer’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, in each case certified in a manner to which the Controlling Party have not objected, together with (i) a schedule in form satisfactory to the Controlling Party of computations prepared by such accountants demonstrating, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04 of each Credit Agreement, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04 of each Credit Agreement, a statement of reconciliation conforming such financial statements to GAAP and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto. Notwithstanding the foregoing, the Parent Guarantor and the Issuer will be deemed to have so delivered any such statements, financial statements or reports upon their filing and public availability on the SEC’s website or any successor website thereto.

(c) Quarterly Financials. The Parent Guarantor or the Issuer shall, as soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, deliver to the Applicable Parties Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of income of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor as having been prepared in accordance with GAAP (it being acknowledged that a copy of the quarterly financials filed by the Parent Guarantor with the SEC shall satisfy the foregoing requirements), together with (i) a certificate of such officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Controlling Party of the computations used by the Parent Guarantor in determining compliance with the covenants contained in Section 5.04 of each Credit Facility (or, in the case of any Specified Debt, the corresponding provision of such Specified Debt), provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04 of each Credit Facility (or, in the case of any Specified Debt, the corresponding provision of such Specified Debt), a statement of reconciliation conforming such financial statements to GAAP. Notwithstanding the foregoing, the Parent Guarantor and the Issuer will be deemed to have so delivered any such statements, financial statements or reports upon their filing and public availability on the SEC’s website or any successor website thereto.

(d) [Reserved].

(e) Specified Debt Asset Financials. The Parent Guarantor or the Issuer shall, as soon as available and in any event within (i) 45 days after the end of each of the first three quarters of each Fiscal Year and (ii) 90 days after the end of the fourth quarter of each Fiscal Year, deliver to the Applicable Parties financial information in respect of all Specified Debt Assets, in form and detail satisfactory to the Controlling Party.

(f) [Reserved].

(g) Material Litigation. The Parent Guarantor or the Issuer shall, promptly after the commencement thereof, deliver to the Applicable Parties notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Note Party or any of its Subsidiaries of the type described in Section 4.6 of the Note Purchase Agreement.

(h) Securities Reports. The Parent Guarantor or the Issuer shall, promptly after the sending or filing thereof, deliver to the Applicable Parties copies of all proxy statements, financial statements and reports that any Note Party or any of its Subsidiaries sends to the holders of its Equity Interests, and copies of all regular, periodic and special reports, and all publicly filed (and not confidentially furnished) registration statements, that any Note Party or any of its Subsidiaries files with the SEC or any Governmental Authority that may be substituted therefor, or with any national securities exchange; provided that the Parent Guarantor and the Issuer will be deemed to have so delivered any such statements, financial statements or reports upon their filing and public availability on the SEC’s website or any successor website thereto (provided, however, that the Trustee shall be under no obligation whatsoever to determine if such filings have occurred); provided, further, that this covenant shall not apply to ministerial or administrative filings with national securities exchanges or confidential filings or confidential submissions made with the SEC. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(i) Real Property. The Parent Guarantor or the Issuer shall, as soon as available and in any event within (i) 45 days after the end of each of the first three quarters of each Fiscal Year and (ii) 90 days after the end of the fourth quarter of each Fiscal Year, deliver to the Applicable Parties a report supplementing Schedule 4.15 to the Note Purchase Agreement, including an identification of all owned and leased real property acquired or disposed of by any Note Party or any of its Subsidiaries during such fiscal quarter and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

(j) Assets Reports. The Parent Guarantor or the Issuer shall, as soon as available and in any event within (i) 45 days after the end of each of the first three quarters of each Fiscal Year and (ii) 90 days after the end of the fourth quarter of each Fiscal Year, deliver to the Applicable Parties a report listing and describing (in detail reasonably satisfactory to the Controlling Party) all Assets of the Parent Guarantor and its Subsidiaries as of the end of such quarter in form and substance reasonably satisfactory to the Controlling Party.

(k) Environmental Conditions. The Parent Guarantor or the Issuer shall deliver notice to the Applicable Parties (i) promptly upon obtaining knowledge of any material violation of any Environmental Law affecting any Asset or the operations thereof or the operations of any of its Subsidiaries, (ii) promptly upon obtaining knowledge of any known release, discharge or disposal of any Hazardous Materials at, from, or into any Asset which it reports in writing or is legally required to report in writing to any Governmental Authority and which is material in amount or nature or which could reasonably be expected to materially adversely affect the value of such Asset, (iii) promptly upon its receipt of any written notice of material violation of any Environmental Laws or of any material release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws or any matter that could reasonably be expected to result in an Environmental Action, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) any Note Party’s or any other Person’s operation of any Asset in compliance with Environmental Laws, (B) Hazardous Materials contamination on, from or into any Asset, or (C) investigation or remediation of off-site locations at which any Note Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (iv) upon any Note Party’s obtaining knowledge that any expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Note Party or any Joint Venture could reasonably be expected to incur material liability or for which a Lien may be imposed on any Asset, provided that notice is required only for any of the events described in clauses (i) through (iv) above that could reasonably be expected to result in a Material Adverse Effect, could reasonably be expected to result in a material Environmental Action with respect to any Specified Debt Asset or could reasonably be expected to result in a Lien against any Specified Debt Asset.

(l) [Reserved].

(m) Appraisals. The Parent Guarantor or the Issuer shall, promptly upon the written request of the Controlling Party, deliver to the Applicable Parties Appraisals of the Specified Debt Assets that are the subject of such request, provided that the Controlling Party shall not make any such request more frequently than once in any 3 year period so long as (i) no Event of Default shall then exist and (ii) no event shall have occurred that in the judgment of the Controlling Party could reasonably be expected to have resulted in a material adverse change in the value of such Specified Debt Assets.

(n) STAR Reports. The Parent Guarantor or the Issuer shall, concurrently with the delivery of the financial statements referred to in Sections 3.01(b) and (c), deliver to the Applicable Parties copies of Smith Travel Research (STR Global) summary STAR Reports for each Specified Debt Asset for the fiscal quarter to which such financial statements relate.

(o) Reconciliation Statements. If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 4.7 of the Note Purchase Agreement, the Consolidated and consolidating financial statements of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 3.01(b) or (c) will differ in any material respect from the Consolidated and consolidating financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and polices been made, then (i) together with the first delivery of financial statements pursuant to Section 3.01(b) or (c) following such change, Consolidated and consolidating financial statements of the Parent Guarantor and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such change is made, prepared on a pro forma basis as if such change had been in effect during such fiscal quarter, and (ii) if requested by Controlling Party, a written statement of the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor setting forth the differences which would have resulted if such financial statements had been prepared without giving effect to such change.

(p) Material Contracts. Promptly after a Responsible Officer of any Note Party or any of its Subsidiaries obtains knowledge of the occurrence of any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute an event of default by any Note Party or any other Subsidiary under any Material Contract, the Parent Guarantor or the Issuer, shall deliver to the Applicable Parties a statement of the Chief Financial Officer (or other Responsible Officer) thereof setting forth the details of such event of default and the action that the Parent Guarantor or the Issuer or any of their Subsidiaries has taken and proposes to take with respect thereto.

(q) Qualified Ground Lease. The Parent Guarantor or the Issuer shall, promptly after a Responsible Officer of any Note Party or any of its Subsidiaries obtains knowledge of the occurrence of any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute an event of default by any party with respect to any Qualified Ground Lease, deliver to the Applicable Parties a statement of the Chief Financial Officer (or other Responsible Officer) thereof setting forth details of such event of default and the action that the Parent Guarantor or any of its Subsidiaries has taken and proposes to take with respect thereto.

(r) Sanctions and Anti-Corruption Laws. The Parent Guarantor or the Issuer shall, promptly upon the written request of the Controlling Party, deliver to such Applicable Party any information that the Controlling Party deems reasonably necessary from time to time in order to ensure compliance with all applicable Sanctions and Anti-Corruption Laws, the Trading with the Enemy Act and the Patriot Act.

(s) Beneficial Ownership Certification. The Parent Guarantor or the Issuer shall, promptly following any change in beneficial ownership of the Issuer that would render any statement in the existing Beneficial Ownership Certification untrue or inaccurate, deliver to the Applicable Parties an updated Beneficial Ownership Certification for the Issuer.

(t) [Reserved].

(u) Leverage Ratio Calculations. The Parent Guarantor or the Issuer shall, concurrently with the delivery of the financial statements referred to in Sections 3.01(b) and (c), deliver to the Applicable Parties reasonably detailed and internally-prepared calculations of the Secured Debt Leverage Ratio and the Leverage Ratio for the applicable four consecutive fiscal quarter period, it being understood and agreed that (A) such internally prepared calculations are provided for discussion purposes only and no representations or warranties shall be made or deemed made with respect thereto and (B) the Secured Debt Leverage Ratio and/or the Leverage Ratio as of the same date(s) and/or period(s) calculated (or recalculated) for any other purpose under the Note Documents may differ from, and shall not be prejudiced in any manner by, such internally prepared calculations in any respect.

SECTION 3.02 Additional Information. For so long as any Notes remain outstanding and are “restricted securities” with the meaning of Rule 144, the Issuer shall furnish to the Holders and prospective investors, upon their written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

SECTION 3.03 Payment of Notes. The Issuer shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 10:00 a.m. New York City time on such date the Trustee or the Paying Agent (other than the Issuer or any Affiliate thereof) holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture; provided that if the Issuer exercises the PIK Option with respect to any Interest Period, the applicable amount of PIK Interest in respect of such Interest Period shall be considered paid on the date due if in accordance with the terms hereof and of the Notes, a PIK Payment is made in respect of such amount of PIK Interest. The Issuer shall also pay additional interest to the extent required to be paid pursuant to Section 6.03.

Notwithstanding anything contained in this Indenture to the contrary, if on the final day of each accrual period (as defined in Section 1272(a)(5) of the Internal Revenue Code) ending after the fifth (5th) anniversary of the date of issuance of the Notes, the amount of accrued but unpaid original issue discount on any Note exceeds the product of (x) the issue price (as defined in Sections 1273(b) and 1274(a) of the Internal Revenue Code) of such Note and (y) the yield to maturity (as defined in Treasury Regulation Section 1.1272-1(b)(1)(i)) of such Note (the “Maximum Amount”), then interest on such Note shall not be deferred and all accrued but unpaid interest (including amounts of PIK Interest added to principal pursuant to Section 2.01(g) hereof and paragraph 1 of the Notes) on such Note (and any interest on such interest) and original issue discount as of the end of such accrual period on such Note shall be paid except to the extent that such payment would reduce the accrued but unpaid original issue discount on such Note at the end of such period to an amount less than the Maximum Amount. This provision is intended to prevent the Notes from being classified as “applicable high yield discount obligations,” as defined in Section 163(i) of the Internal Revenue Code, and shall be interpreted consistently therewith.

SECTION 3.04 Maintenance of Office or Agency.

The Issuer shall maintain an office or agency where the Notes will be payable and where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Corporate Trust Office of the Trustee, which initially shall be located at the notice address for the Trustee set forth in Section 12.01, Attention: Global Corporate Trust, shall be such office or agency of the Issuer unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. The Corporate Trust Office of the Trustee shall not be an office or agency of the Issuer for service of process on the Issuer.

SECTION 3.05 Change of Control.

(a) If a Change of Control occurs, unless the Issuer has previously or concurrently delivered or mailed a redemption notice with respect to all the outstanding Notes under Section 5.07, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described in this Section 3.05 (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to (x) at any time prior to the First Call Date, 105.0% of the aggregate principal amount thereof and (y) at any time on or after the First Call Date, 101.0% of the aggregate principal amount thereof, in each case of clauses (x) and (y), plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within two Business Days following any Change of Control, the Issuer will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control and with the following information:

(i) that a Change of Control Offer is being made pursuant to this Section 3.05, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(ii) the purchase price and the purchase date, which will be no earlier than five Business Days nor later than ten Business Days from the date such notice is delivered, except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described in clause (viii) below (the “Change of Control Payment Date”);

(iii) that any Note not properly tendered will remain outstanding and continue to accrue interest in accordance with the terms of this Indenture and the Notes;

(iv) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(vii) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion of the Notes must be equal to at least $1.00 or any integral multiple of $1.00 in excess of $1.00;

(viii) if such notice is delivered prior to the occurrence of a Change of Control, stating that a definitive agreement is in place for such Change of Control and the Change of Control Offer is conditional on the occurrence of such Change of Control and that the Change of Control Payment Date may be delayed until such condition shall be satisfied (or waived by the Issuer in its sole discretion) (including more than 60 days after the date such notice was mailed or delivered, including by electronic transmission), and that such Change of Control Payment Date may not occur and that such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person; and

(ix) the other instructions, as determined by the Issuer, consistent with this Section 3.05, that a Holder must follow.

The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof.

If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to (but not including) the Change of Control Payment Date shall be paid to the Person in whose name a tendered Note accepted for purchase is registered at the close of business on such Record Date.

(b) On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(i) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c) The Issuer will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption of all outstanding Notes has been given pursuant to this Indenture as described under Section 5.07, unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary in this Section 3.05, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making of the Change of Control Offer.

(d) If Holders of not less than 90% of the aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third-party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third-party will have the right, upon notice given not less than 30 nor more than 60 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to (x) at any time prior to the First Call Date, 105.0% of the aggregate principal amount thereof and (y) at any time on or after the First Call Date, 101.0% of the aggregate principal amount thereof, in each case of clauses (x) and (y), plus accrued and unpaid interest on the Notes that remain outstanding to, but excluding, the date of redemption (subject to the right of the Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date). A Change of Control Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, Notes and/or Note Guarantees (but the Change of Control Offer may not condition tenders on the delivery of such consents).

SECTION 3.06 Compliance with Laws, Etc. Each Note Party shall comply, and shall cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with Anti-Corruption Laws, ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07 Payment of Taxes, Etc. Each Note Party shall pay and discharge, and shall cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material Taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon any of its material property; provided, however, that neither the Note Parties nor any of their Subsidiaries shall be required to pay or discharge any such Tax or claim that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

SECTION 3.08 Compliance with Environmental Laws. Each Note Party shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties, except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in material compliance with the requirements of all applicable Environmental Laws, except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect; provided, however, that neither the Note Parties nor any of their Subsidiaries shall be required to conduct any such investigation, study, sampling or testing, or to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is the subject of a Good Faith Contest.

SECTION 3.09 Maintenance of Insurance. Each Note Party shall maintain, and shall cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Note Party or such Subsidiaries operate. The Parent Guarantor and the Issuer shall from time to time deliver to the Applicable Parties upon request by the Controlling Party or the Trustee a list in reasonable detail, together with copies of all policies (or other available evidence) of the insurance then in effect, stating the names of the insurance companies, the coverages and amounts of such insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 3.10 Preservation of Partnership or Corporate Existence, Etc. Each Note Party shall, and shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises except, in the case of Subsidiaries of the Issuer only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to preserve and maintain such rights or franchises and such failure to preserve and maintain such rights or franchises could not reasonably be expected to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of, any transactions by or involving any Note Party or Subsidiary thereof otherwise permitted under Section 4.04 or 4.05).

SECTION 3.11 [Reserved].

SECTION 3.12 Keeping of Books. Each Note Party shall keep, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Note Party and each such Subsidiary in accordance with GAAP.

SECTION 3.13 Maintenance of Properties, Etc. Each Note Party shall maintain and preserve, and shall cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition as maintained by companies engaged in a similar business and owning similar properties in the same general area, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof except, in each case, where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.14 Transactions with Affiliates. Each Note Party shall conduct, and shall cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Note Documents with any of their Affiliates (other than transactions exclusively among or between the Issuer and/or one or more of the Guarantors) on terms that are fair and reasonable and no less favorable to such Note Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, except (i) transactions with Taxable REIT Subsidiaries conducted in the ordinary course of business of such Note Party or such Subsidiary, as applicable, (ii) distributions on Equity Interests not prohibited by Section 4.07 and (iii) Investments permitted by Section 4.06(a) or (e).

SECTION 3.15 Covenant to Guarantee Obligations. Each Note Party shall, substantially concurrently with such Subsidiary becoming a Specified Debt Obligor, cause each Subsidiary of a Note Party that becomes a Specified Debt Obligor to, if it has not already done so, (A) duly execute and deliver to the Applicable Parties a Guarantor Supplemental Indenture and (B) deliver to the Applicable Parties those items listed in Section 3.1(a)(vi), (vii), (viii) and (ix) of the Note Purchase Agreement with respect to such Subsidiary.

SECTION 3.16 [Reserved].

SECTION 3.17 Further Assurances. Each Note Party shall promptly upon request by any Applicable Party correct, and cause each Note Party to promptly correct, any material defect or error that may be discovered in any Note Document or in the execution, acknowledgment, filing or recordation thereof.

SECTION 3.18 Performance of Material Contracts. Each Note Party shall perform and observe, and shall cause each of its Subsidiaries to perform and observe, all the material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, and shall not, and cause each of its Subsidiaries not to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts, to the extent the same could reasonably be expected to have a Material Adverse Effect.

SECTION 3.19 Compliance with Leases. Each Note Party shall make all payments and otherwise perform all material obligations in respect of all leases of real property to which the Issuer or any Subsidiary thereof that owns a Specified Debt Asset is a party that are material to the operations of such Person, but in any event, including, without limitation, each Qualified Ground Lease and keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled (except, in the case of Subsidiaries that own a Specified Debt Asset only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to maintain such lease or prevent such lapse, termination, forfeiture or cancellation and such failure to maintain such lease or prevent such lapse, termination, forfeiture or cancellation is not in respect of a Qualified Ground Lease of a Specified Debt Asset and could not otherwise reasonably be expected to result in a Material Adverse Effect).

SECTION 3.20 Qualified Ground Leases. With respect to any Qualified Ground Lease related to any Specified Debt Asset, at reasonable times and at reasonable intervals but no more than once each Fiscal Year so long as no Event of Default has occurred and is continuing and subject to the requirements of the subject Qualified Ground Lease, each Note Party shall deliver to the Applicable Parties upon request of the Controlling Party (or, subject to the requirements of the subject Qualified Ground Lease, cause the applicable lessor or other obligor to deliver to the Applicable Parties), an estoppel certificate and consent agreement in relation to such Qualified Ground Lease in form and substance reasonably acceptable to the Controlling Party, in its discretion, and, in the case of the estoppel certificate, setting forth (i) the name of lessee and lessor under the Qualified Ground Lease (if applicable); (ii) that such Qualified Ground Lease is in full force and effect and has not been modified except to the extent that such modification (a copy of which shall be attached to the estoppel certificate) has not resulted in or is not reasonably expected to result in a material adverse effect on the applicable Note Party’s operations; (iii) that no rental and other payments due thereunder are delinquent as of the date of such estoppel; and (iv) whether such Person knows of any actual or alleged defaults or events of default under the applicable Qualified Ground Lease.

SECTION 3.21 Management Agreements. Each Note Party shall, at all times, cause each Specified Debt Asset to be managed and operated by an Approved Manager that has entered into a management agreement with respect to such Asset in form and substance satisfactory to the Controlling Party. The Controlling Party acknowledges that the Management Agreements in effect as of the date hereof are satisfactory.

SECTION 3.22 Franchise Agreements. Each Note Party shall, at all times, cause each Specified Debt Asset that is subject to a franchise agreement or similar arrangement to be operated by an Approved Franchisor who has entered into a franchise agreement or similar agreement with respect to such Asset in form and substance satisfactory to the Controlling Party.

SECTION 3.23 Maintenance of REIT Status. The Parent Guarantor shall, at all times, conduct its affairs and the affairs of its Subsidiaries in a manner so as to continue to qualify as a REIT under the Internal Revenue Code.

SECTION 3.24 Exchange Listing. The Parent Guarantor shall, at all times (i) cause its common shares to be duly listed on the New York Stock Exchange, the NYSE American or NASDAQ and (ii) timely file all reports required to be filed by it in connection therewith.

SECTION 3.25 Sarbanes-Oxley. Each Note Party shall comply, at all times, in all material respects with all applicable provisions of Section 402(a) of Sarbanes-Oxley, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.26 OFAC. Each Note Party shall provide to any Applicable Party any information that such Applicable Party reasonably requests from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

SECTION 3.27 [Reserved].

SECTION 3.28 Sanctions and Anti-Corruption Laws. The Issuer will maintain in effect policies and procedures reasonably designed to promote compliance by each Note Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and Anti-Corruption Laws.

SECTION 3.29 Use of Proceeds

(a) The Issuer shall use the proceeds of the Initial Notes on the Closing Date solely as set forth in the Mandatory Prepayment Waterfalls (as defined in Amendment No. 3 to the 2017 Credit Agreement as in effect on the Signing Date).

(b) The Issuer shall use the proceeds of the Committed Notes (if any) solely as set forth in the Mandatory Prepayment Waterfalls (as defined in Amendment No. 3 to the 2017 Credit Agreement as in effect on the Signing Date).

ARTICLE IV

NEGATIVE COVENANTS

SECTION 4.01 Liens, Etc. No Note Party shall, at any time, create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets of any character (including, without limitation, accounts and Equity Interests) whether now owned or hereafter acquired, or sign or authorize or file or suffer to exist, or permit any of its Subsidiaries to sign or authorize or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Note Party or any of its Subsidiaries as debtor, or sign or authorize or suffer to exist, or permit any of its Subsidiaries to sign or authorize or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except, in the case of the Note Parties (other than the Parent Guarantor) and their respective Subsidiaries:

(a) Liens securing secured Debt permitted under Section 4.02(b);

(b) Permitted Liens;

(c) Liens described on Schedule 4.01;

(d) purchase money Liens upon or in equipment acquired or held by such Note Party or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such equipment to be subject to such Liens, or Liens existing on any such equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the equipment and the proceeds thereof being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (e) shall not exceed the amount permitted under Section 4.02(e)(i);

(e) Liens arising in connection with Capitalized Leases permitted under Section 4.02(e)(ii), provided that no such Lien shall extend to or cover any Specified Debt Asset;

(f) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with any Note Party or any Subsidiary of any Note Party or becomes a Subsidiary of any Note Party, provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Note Party or such Subsidiary or so acquired by such Note Party or such Subsidiary;

(g) Liens securing Debt permitted under Section 4.02(e)(iv); provided, however, that no such Lien shall extend to or cover any Specified Debt Asset;

(h) Liens securing secured Debt permitted under Section 4.02(h);

(i) the replacement, extension or renewal of any Lien permitted by Section 4.01(c) in connection with any Refinancing Debt permitted under Section 4.02(d); and

(j) Liens securing Debt permitted under Section 4.02(i).

SECTION 4.02 Debt. No Note Party shall, at any time, create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(a) Debt under the Note Documents;

(b) Debt of the Note Parties in respect of (i)(A) the Existing 2019 Term Loans, (B) the Existing 2017 Term Loans, (C) the Existing 2017 Revolving Credit Commitments and (D) the Existing 2016 Term Loans and (ii) Refinancing Debt extending, refunding or refinancing any of the Debt described in clause (i);

(c) in the case of any Note Party or any Subsidiary of a Note Party, Debt owed to any other Note Party or any wholly-owned Subsidiary of any Note Party, provided that, in each case, such Debt (i) shall be on terms acceptable to the Controlling Party and (ii) shall be evidenced by promissory notes in form and substance satisfactory to the Controlling Party, which promissory notes shall (unless payable to the Issuer) by their terms be subordinated to the Note Obligations of the Note Parties under the Note Documents;

(d) the Surviving Debt described on Schedule 4.02 and any Refinancing Debt extending, refunding or refinancing such Surviving Debt;

(e) in the case of each Note Party (other than the Parent Guarantor) and its

Subsidiaries,

(i) Debt secured by Liens permitted by Section 4.01(d) not to exceed in the aggregate $10,000,000 at any time outstanding,

(ii) (A) Capitalized Leases not to exceed in the aggregate $10,000,000 at any time outstanding, and (B) in the case of any Capitalized Lease to which any Subsidiary of a Note Party is a party, any Contingent Obligation of such Note Party guaranteeing the Note Obligations of such Subsidiary under such Capitalized Lease,

(iii) Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates or foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practices, and

(iv) (A) Non-Recourse Debt (including, without limitation, the JV Pro Rata Share of Non-Recourse Debt of any Joint Venture) in respect of Assets other than Specified Debt Assets; provided that (1) the Leverage Ratio (on a pro forma basis after giving effect to the incurrence of such Debt and the use of proceeds thereof) is not greater than 60% and (2) the Secured Debt Leverage Ratio (on a pro forma basis after giving effect to the incurrence of such Debt and the use of proceeds thereof) is not greater than (x) for so long as the Senior Obligations constitute secured Debt, 50%, or (y) otherwise, 45%, and (B) Refinancing Debt extending, refunding or refinancing Debt permitted under Section 4.02(e)(iv)(A);

(f) in the case of the Parent Guarantor and the Issuer, Debt consisting of Customary Carve-Out Agreements;

(g) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(h) (i) secured or unsecured Debt; provided that (A) in the case of secured Debt, (1) the Leverage Ratio (on a pro forma basis after giving effect to the incurrence of such Debt and the use of proceeds thereof) is not greater than 60% and (2) the Secured Debt Leverage Ratio (on a pro forma basis after giving effect to the incurrence of such Debt and the use of proceeds thereof) is not greater than (1) for so long as the Senior Obligations constitute secured Debt, 50%, or (2) otherwise, 45%, (B) in the case of unsecured Debt, the Leverage Ratio (on a pro forma basis after giving effect to the incurrence of such Debt and the use of proceeds thereof) is not greater than 60%, (C) such Debt does not constitute an obligation (including pursuant to a guarantee) of any Person other than a Note Party, (D) in the case of secured Debt, such Debt is not secured by any Lien on any asset other than the assets that secure the Credit Facilities (or would have been required to secure the Credit Facilities pursuant to the terms thereof), (E) the stated final maturity of such Debt shall not be earlier than (1) in the case of secured Debt, the date that is 180 days prior to the Final Maturity Date, and (2) in the case of unsecured Debt, the Final Maturity Date, (F) the Weighted Average Life to Maturity of such Debt shall not be shorter than (1) in the case of secured Debt, 180 days shorter than the Weighted Average Life to Maturity of the Notes and (2) in the case of unsecured Debt, the Weighted Average Life to Maturity of the Notes, in each case, remaining as of the date of the incurrence of such Debt and (G) the other material terms, taken as a whole, of any such Debt are no less favorable in any material respect to the Note Parties than the terms of the Note Documents and (ii) Refinancing Debt extending, refunding or refinancing Debt permitted under Section 4.02(h)(i); and

(i) Debt for borrowed money from a Governmental Authority under the CARES Act or any other federal or state governmental program intended to mitigate the impact of the COVID-19 pandemic so long as (i) such Debt does not constitute an obligation (including pursuant to a guarantee) of any Note Party and (ii) the Specified Debt Assets and the Equity Interests in the Note Parties do not become subject to any Liens in connection with such Debt (“Qualified Government Debt”); provided, however, that 100% of the net cash proceeds of any Qualified Government Debt shall be used, in the Issuer’s discretion, only for Permitted Uses (as defined in Amendment No. 3 to the 2017 Credit Agreement as in effect on the Signing Date) or to repay the Senior Obligations.

Notwithstanding anything to the contrary in this Indenture or any other Note Document, (a) all Debt under the Notes Documents will be deemed to have been incurred in reliance only on the exception in Section 4.02(a) and (b) all Debt in respect of the Existing 2019 Term Loans, the Existing 2017 Term Loans, the Existing 2017 Revolving Credit Commitments and the Existing 2016 Term Loans will be deemed to have been incurred in reliance only on the exceptions in Section 4.02(b)(i)(A), Section 4.02(b)(i)(B), Section 4.02(b)(i)(C) and Section 4.02(b)(i)(D), respectively.

SECTION 4.03 Change in Nature of Business; Permitted Activities of Note Parties.

(a) No Note Party shall, at any time, make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried at the Closing Date (after giving effect to transactions contemplated by the Note Documents); or engage in, or permit any of its Subsidiaries to engage in, any business other than ownership, development, redevelopment, licensing and management of hotels, resorts, or other lodging involving the transient use of rooms in the United States consistent in quality with such assets presently owned by the Issuer and its Subsidiaries, and other business activities incidental thereto.

(b) No Note Party (other than the Parent Guarantor) shall, at any time, enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Issuer and its Subsidiaries under Articles III and IV without regard to any of the enumerated exceptions to such covenants), other than (a) the performance of its Note Obligations (subject to the limitations set forth in the Note Documents) under each Note Document to which it is a party; (b) the making of equity or subordinate debt Investments in its Subsidiaries; (c) the holding of the Equity Interests of each direct and indirect Subsidiary that owns or leases a Specified Debt Asset; (d) the incurrence of Debt, to the extent such incurrence would not result in a Default or Event of Default under Section 4.02; (e) in the case of any Property-Level Subsidiary, (i) the activities described in the definition of “Property-Level Subsidiary” and (ii) the entry into and performance of its obligations under each Operating Lease to which it is a party, (f) in the case of any TRS Lessee, (i) the activities described in the definition of “TRS Lessee”, (ii) the entry into and performance of its obligations under each Operating Lease to which it is a party and (iii) the entry into and performance of its obligations under each Management Agreement to which it is a party and (g) activities incidental to each of the foregoing.

SECTION 4.04 Mergers, Etc. Except as permitted by Section 4.05, no Note Party shall, at any time, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions or pursuant to a Division) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or Divide, or permit any of its Subsidiaries to do so; provided, however, that (a) any Subsidiary of a Note Party may merge or consolidate with or into, or dispose of assets to (including pursuant to a Division), any other Subsidiary of such Note Party (provided that if one or more of such Subsidiaries is also a Note Party, a Note Party shall be the surviving entity and, in the case of a Division, the assets of such dividing Note Party shall be held by a Note Party or an entity which shall contemporaneously with such Division become a Note Party) or any other Note Party other than the Parent Guarantor (provided that such Note Party or, in the case of any Note Party other than the Issuer, another Note Party shall be the surviving entity and, in the case of a Division, the assets of such dividing Note Party shall be held by a Note Party or an entity which shall contemporaneously with such Division become a Note Party), and (b) any Note Party may merge with any Person that is not a Note Party so long as such Note Party is the surviving entity or (except in the case of a merger with the Issuer or the Parent Guarantor, which shall always be the surviving entity) such other Person is the surviving entity and shall contemporaneously with such merger become a Note Party (provided further that the Parent Guarantor shall not merge with a Person that is not a Note Party unless such merger is with a Person that would be in compliance with Section 3.23, and which is the general partner or other owner of a Person simultaneously merging with the Issuer or a Subsidiary of the Issuer, and the Parent Guarantor shall be the surviving entity), provided, in each case, that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom. Notwithstanding any other provision of this Indenture, (i) any Subsidiary of a Note Party (other than the Issuer and any Subsidiary that is the direct owner of a Specified Debt Asset) may liquidate, dissolve or Divide if the Issuer determines in good faith that such liquidation, dissolution or Division is in the best interests of the Issuer and the assets or proceeds from the liquidation, dissolution or Division of such Subsidiary are transferred to the Issuer or a Guarantor, provided that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and (ii) any Note Party or Subsidiary of a Note Party shall be permitted to effect any Transfer of Assets through the sale or transfer of direct or indirect Equity Interests in the Person (other than the Issuer or the Parent Guarantor) that owns such Assets so long as Section 4.05 would otherwise permit the Transfer of all Assets owned by such Person at the time of such sale or transfer of such Equity Interests. Upon the sale or transfer of Equity Interests in any Person that is a Guarantor permitted under clause (ii) above, provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Trustee shall, upon the written request of the Issuer, release such Guarantor from its Note Guarantee.

SECTION 4.05 Sales, Etc. of Assets. (a) The Parent Guarantor shall not, at any time, sell, lease, transfer or otherwise dispose of (including pursuant to a Division), or grant any option or other right to purchase, lease or otherwise acquire any assets and (b) no Note Party (other than the Parent Guarantor) shall, at any time, sell, lease (other than by entering into Tenancy Leases), transfer or otherwise dispose of (including pursuant to a Division), or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of (including pursuant to a Division), or grant any option or other right to purchase, lease or otherwise acquire (each action described in clauses (a) and (b) of this Section 4.05, including, without limitation, any Sale and Leaseback Transaction, being a “Transfer”), any Asset or Assets (or any direct or indirect Equity Interests in the owner thereof or any TRS Lessee), in each case other than the following Transfers, which shall be permitted hereunder only so long as no Default or Event of Default shall exist or would result therefrom:

(a) the Transfer of any Asset or Assets from any Note Party to another Note Party (other than the Parent Guarantor) or from a Subsidiary of the Issuer that is not a Note Party to another Subsidiary of the Issuer that is not a Note Party or any Note Party (other than the Parent Guarantor),

(b) the Transfer of any Asset or Assets to any Person that is not an Affiliate of the Parent Guarantor or any of its Subsidiaries, provided that:

(i) such Transfer does not constitute a Sale and Leaseback Transaction,

(ii) such Transfer is made for fair value and at least 75% of the consideration for such Transfer is in the form of cash or Cash Equivalents, and

(iii) either (1)(x) the Leverage Ratio (on a pro forma basis after giving effect to such Transfer and the use of proceeds thereof) is not greater than 60% and (y) the Secured Debt Leverage Ratio (on a pro forma basis after giving effect to such Transfer and the use of proceeds thereof) is not greater than (I) for so long as the Senior Obligations constitute secured Debt, 50%, or (II) otherwise, 45%, or (2) the proceeds of such Transfer are applied to permanently repay the Credit Facilities and/or redeem the Notes, or

(c) the Transfer of (i) obsolete or worn out FF&E in the ordinary course of business or (ii) inventory in the ordinary course of business.

SECTION 4.06 Investments. No Note Party shall, at any time, make or hold, or permit any of its Subsidiaries to make or hold, any Investment other than:

(a) Investments by the Note Parties and their Subsidiaries in their Subsidiaries outstanding on the Closing Date, (ii) additional Investments (including pursuant to a Division) (A) by any Note Party to another Note Party (other than the Parent Guarantor) or by a Subsidiary of the Issuer that is not a Note Party to another Subsidiary of the Issuer that is not a Note Party or any Note Party (other than the Parent Guarantor) and (iii) in the case of the Note Parties (other than the Parent Guarantor) and their Subsidiaries (and Joint Ventures in which such Note Parties and Subsidiaries hold any direct or indirect interest), Investments in Assets (including by asset or Equity Interest acquisitions, investments in Joint Ventures or Divisions), in each case subject, where applicable, to the limitations set forth in Section 4.06(d);

(b) Investments in Cash Equivalents;

(c) Investments consisting of intercompany Debt permitted under Section 4.02(c);

(d) Investments consisting of the following items so long as (i) the aggregate amount outstanding, without duplication, of all Investments described in this subsection does not exceed, at any time, 30% of Total Asset Value at such time, and (ii) the aggregate amount of each of the following items of Investments does not exceed at any time the specified percentage of Total Asset Value set forth below:

(i) Investments in Redevelopment Assets and Development Assets (including such assets that such Person has contracted to purchase for development with or without options to terminate the purchase agreement), so long as the aggregate amount of such Investments in Redevelopment Assets and Development Assets, calculated on the basis of the greater of actual cost or budgeted cost, does not at any time exceed 15% of Total Asset Value at such time,

(ii) Investments in undeveloped land (including undeveloped land that such Person has contracted to purchase with or without options to terminate the purchase agreement), so long as the aggregate amount of all such Investments in undeveloped land, calculated on the basis of the greater of actual cost or budgeted cost, does not at any time exceed 5% of Total Asset Value at such time,

(iii) Investments in Joint Ventures of any Note Party so long as the aggregate amount of such Investments outstanding does not at any time exceed 20% of Total Asset Value at such time, and

(iv) loans, advances and extensions of credit (including, without limitation, mezzanine loans) to any Person so long as the aggregate amount of such Investments does not at any time exceed 5% of Total Asset Value at such time;

(e) Investments outstanding on the Closing Date in Subsidiaries that are not wholly-owned by any Note Party;

(f) Investments in Hedge Agreements permitted under Section 4.02(e)(iii);

(g) To the extent permitted by applicable law, loans or other extensions of credit to officers, directors and employees of any Note Party or any Subsidiary of any Note Party in the ordinary course of business, for travel, entertainment, relocation and analogous ordinary business purposes, which Investments shall not exceed at any time $1,000,000 in the aggregate for all Note Parties;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit extended in the ordinary course of business in an aggregate amount for all Note Parties not to exceed at any time $5,000,000; and

(i) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

SECTION 4.07 Restricted Payments. Without the prior consent of the Controlling Party, neither the Parent Guarantor nor the Issuer shall, at any time, make any Restricted Payments; provided, however, that (a) so long as (i) no Event of Default shall have occurred and be continuing, (ii) immediately before and after giving effect thereto, the Issuer and its Subsidiaries shall have Liquid Assets in an aggregate amount of at least $30,000,000, and (iii) immediately before and after giving effect thereto, the Parent Guarantor and its Subsidiaries shall be in compliance with the terms of the Credit Facilities (as in effect on the Signing Date), the Parent Guarantor may declare and pay dividends that are Permitted Preferred Payments, (b) so long as (i) no Event of Default shall have occurred and be continuing, and (ii) immediately before and after giving effect to the payment of any cash dividends, the Dividend Payout Ratio shall be not be greater than (x) 95% or (y) such greater amount as may be required by applicable law to maintain the Parent Guarantor’s status as a REIT and avoid imposition of income and excise taxes under the Internal Revenue Code (exclusive of Special Dividends), (A) the Parent Guarantor may make Restricted Payments and (B) the Issuer may make Restricted Payments (1) to the Parent Guarantor to permit the Parent Guarantor to make Restricted Payments as permitted in clause (A) above and (2) to its outside limited partners as required by the terms of the Issuer’s organizational documents as in effect on the Closing Date and (c) if an Event of Default shall have occurred and be continuing and the Parent Guarantor otherwise qualifies as a REIT, (i) the Parent Guarantor may pay cash dividends and distributions to its shareholders which shall not exceed the minimum amount necessary for the Parent Guarantor to maintain its status as a REIT and to eliminate any federal income and excise tax of the Parent Guarantor under the Internal Revenue Code that is attributable to the income of the Issuer and its Subsidiary Guarantors and (ii) the Issuer may pay cash dividends or distributions (A) to the Parent Guarantor and (B) to its outside limited partners as required by the terms of the Issuer’s organizational documents as in effect on the Closing Date, in the case of both clauses (A) and (B) in amounts necessary to permit the Parent Guarantor to pay cash dividends and distributions to its shareholders as permitted in clause (c)(i) above; provided further that if an Event of Default shall have occurred and be continuing under Section 6.01(a) or (f), or if the Note Obligations of the Note Parties under this Indenture or the other Note Documents have been accelerated, the Parent Guarantor and the Issuer may not make any Restricted Payments.

SECTION 4.08 Amendments of Constitutive Documents. No Note Party shall, at any time, amend its limited liability company agreement, partnership agreement, certificate of incorporation or bylaws or other constitutive documents in a manner that would be material and adverse to any of the Holders or the Parent Guarantor and its Subsidiaries, provided that, any amendment to any such constitutive document that would designate such Note Party as a “special purpose entity” or otherwise confirm such Note Party’s status as a “special purpose entity” shall be deemed “not material and adverse” for purposes of this Section.

SECTION 4.09 Accounting Changes. No Note Party shall, at any time, make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

SECTION 4.10 Speculative Transactions. No Note Party shall, at any time, engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

SECTION 4.11 Payment Restrictions Affecting Subsidiaries. No Note Party shall, at any time, directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Issuer or any Subsidiary of the Issuer (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (a) the Note Documents, (b) any agreement or instrument evidencing Debt permitted under Section 4.02, provided that the terms of such Debt, and of such agreement or instrument, do not restrict distributions in respect of Equity Interests in Subsidiaries directly or indirectly owning Specified Debt Assets, and (c) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Issuer, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Issuer.

SECTION 4.12 Negative Pledge. No Note Party shall, at any time, enter into or suffer to exist, or permit any of its Subsidiaries that directly or indirectly own any Specified Debt Assets or lease any Specified Debt Assets pursuant to an Operating Lease to enter into or suffer to exist any Negative Pledge upon any of its property or assets (including, without limitation, any Specified Debt Assets), except pursuant to the Note Documents and the Credit Facilities.

SECTION 4.13 Parent Guarantor as Holding Company. The Parent Guarantor shall not, at any time, enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Issuer and its Subsidiaries under Articles III and IV without regard to any of the enumerated exceptions to such covenants), other than (a) the holding of the Equity Interests of the Issuer; (b) the performance of its duties as general partner of the Issuer; (c) the performance of its Note Obligations (subject to the limitations set forth in the Note Documents) under each Note Document to which it is a party; (d) the making of equity or subordinate debt Investments in the Issuer and its Subsidiaries; (e) the holding of the Equity Interests of each direct and indirect Subsidiary that owns or leases a Specified Debt Asset; (f) the incurrence of Debt, to the extent such incurrence would not result in a Default or Event of Default under Section 4.02; and (g) activities incidental to each of the foregoing.

SECTION 4.14 Multiemployer Plans. No Note Party shall, at any time, contribute to or be required to contribute to, nor will any ERISA Affiliate contribute to or be required to contribute to any Multiemployer Plan.

SECTION 4.15 Sanctions. No Note Party shall, at any time, knowingly engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is, or whose government is, the subject of Sanctions.

SECTION 4.16 [Reserved].

SECTION 4.17 Anti-Layering. Notwithstanding anything herein to the contrary:

(a) No Note Party shall, directly or indirectly, incur any Debt that is contractually subordinated or junior in right of payment to any Debt of any Note Party (other than the Note Obligations of the Issuer and the Subsidiary Guarantors in accordance with Article XIII), unless such Debt is expressly subordinated in right of payment to the Notes or the applicable Guarantor’s Note Guarantee to the extent and in the same manner as such Debt is subordinated in right of payment to other Debt of such Note Party, as the case may be (it being understood and agreed that Debt shall not be considered contractually subordinated or junior in right of payment solely because it is unsecured or secured by Liens that are junior in priority to Liens securing other Debt).

(b) Neither the Issuer nor any Subsidiary Guarantor shall, directly or indirectly, incur any Debt (other than Permitted Secured Debt) unless such Debt is contractually subordinated or junior in right of payment to the Senior Obligations to the extent and in the same manner as the Note Obligations of the Issuer and the Subsidiary Guarantors.

(c) No Note Party shall, directly or indirectly, incur any Debt which is secured and that is, by its express terms, subordinated as to rights to receive, or subject to turnover of, payments or proceeds of collateral to any other Debt of any Note Party secured in whole or in part by the same collateral (including any junior lien Debt or any “first-loss” or “last-out” tranche under any Credit Facility or any Permitted Secured Debt).

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.01 Notices and Opinions to Trustee.

(a) If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.07, it must furnish to the Trustee, at least three (3) days but not more than 60 days before a

Redemption Date, an Officer’s Certificate setting forth:

(i) the clause of this Indenture pursuant to which the redemption shall occur;

(ii) the Redemption Date;

(iii) the principal amount of Notes to be redeemed; and

(iv) the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be canceled by the Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

SECTION 5.02 Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption in compliance with the requirements of DTC, or if the Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption; provided, however, that no Note of $1.00 in aggregate principal amount or less shall be redeemed in part.

SECTION 5.03 Notice of Redemption.

(a) At least three (3) days but not more than 60 days before a Redemption Date, the Issuer will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of the DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI.

(b) The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(i) the Redemption Date;

(ii) the redemption price;

(iii) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(vii) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(viii) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(ix) any conditions to redemption.

(c) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, unless the Issuer defaults in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.

(d) At the Issuer’s written request, the Trustee will give the notice of redemption in the Issuer’s name and expense; provided, however, that the Issuer has delivered to the Trustee, at least five Business Days (or such shorter period as may be agreed to by the Trustee) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 5.03, an Officer’s Certificate requesting that the Trustee give such notice, which shall include a form of the notice setting forth the information provided in the preceding paragraphs of this Section 5.03.

SECTION 5.04 Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 5.03 and any conditions to redemption set forth in such notice have been satisfied or waived by the Issuer, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price. Notice of any redemption of the Notes in connection with a corporate transaction (including without limitation a financing transaction) may, at the Issuer’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

SECTION 5.05 Deposit of Redemption or Purchase Price. Prior to 10:00 a.m. New York City time on the redemption or purchase date, the Issuer will irrevocably deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.03.

SECTION 5.06 Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Issuer Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1.00 or integral multiple of $1.00 in excess thereof.

SECTION 5.07 Optional Redemption.

(a) At any time prior to the First Call Date, the Issuer may, at its option, redeem the Notes, upon notice in accordance with Section 5.03, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, on the Notes redeemed to, but excluding, the date of redemption (or acceleration in accordance with Section 6.02) (the “Redemption Date”) (subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b) At any time and from time to time on and after the First Call Date, the Issuer may, at its option, redeem the Notes, upon notice in accordance with Section 5.03, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable Redemption Date (subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed (or accelerated in accordance with Section 6.02) during the twelve-month period beginning on February 23 of the year indicated below:

Year	Percentage
2022	104.000%
2023	102.000%
2024 and thereafter	100.000%

(c) Except pursuant to paragraph (a) or paragraph (b) of this Section 5.07, the Notes will not be redeemable at the option of the Issuer.

(d) Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(e) Any redemption pursuant to this Section 5.07 shall be made pursuant to the provisions of Sections 5.01 through 5.06.

(f) Upon any Acceleration Event, the Specified Premium shall be immediately due and payable and all principal, interest, the Specified Premium and any other premiums or amounts, shall be paid pursuant to Section 5.07(a) (if such Acceleration Event occurs prior to the First Call Date) or pursuant to Section 5.07(b) (if such Acceleration Event occurs on or after the First Call Date) as if the Notes were redeemed at the time of such Acceleration Event pursuant to Section 5.07(a) or 5.07(b), as applicable, irrespective of whether the Note Obligations are paid, prepaid, repaid, redeemed, or otherwise satisfied or discharged (in whole or in part) pursuant to a plan of reorganization or otherwise.

SECTION 5.08 Mandatory Redemption. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Issuer may be required to offer to purchase Notes under Section 3.05. The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01 Events of Default. Each of the events referred to in clauses (a) through (j) of this Section 6.01 shall constitute an “Event of Default”:

(a) Failure to Pay. (i) The Issuer shall fail to pay any principal of any Note when the same shall become due and payable or (ii) the Issuer shall fail to pay any interest on any Note, or any Note Party shall fail to make any other payment under any Note Document, in each case under this clause (ii) within three Business Days after the same becomes due and payable; or

(b) Breach of Representations and Warranties. Any representation or warranty made by any Note Party (or any of its officers or the officers of its general partner or managing member, as applicable) under or in connection with any Note Document shall prove to have been incorrect in any material respect when made; or

(c) Breach of Certain Covenants. The Issuer shall fail to perform or observe any term, covenant or agreement contained in Section 3.09, Section 3.10, Section 3.14, Section 3.15, Section 3.18, Section 3.23, Section 3.24, Section 3.25, Section 3.30 or Article IV or Section 7.3 of the Note Purchase Agreement; or

(d) Other Defaults under Note Documents. Any Note Party shall fail to perform or observe any other term, covenant or agreement contained in any Note Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Issuer by the Applicable Holders; or

(e) Cross Defaults. (i) Any Note Party or any Subsidiary thereof shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable after giving effect to any applicable notice or grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt, if (A) the effect of such event or condition is to permit the acceleration of the maturity of such Material Debt or otherwise permit the holders thereof to cause such Material Debt to mature, and (B) such event or condition shall remain unremedied or otherwise uncured for a period of 30 days; or (iii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof; provided, that any event of default under any Credit Facility shall not constitute an Event of Default under this clause (e) until the earlier to occur of (x) any failure to make payment at maturity thereof and (y) the acceleration of Debt under such Credit Facility (it being understood and agreed for the avoidance of doubt that (i) any failure to make payment at maturity under any Credit Facility and (ii) any acceleration of Debt under any Credit Facility shall, in each case, constitute an Event of Default under this clause (e)); or

(f) Insolvency Events. (i) Any Note Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Note Party thereof seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Note Party shall take any corporate action to authorize any of the actions set forth above in this clause (i) of subsection (f); or (ii) Material Subsidiaries shall generally not pay their debts as such debts become due, or shall admit in writing their inability to pay their debts generally, or shall make general assignments for the benefit of creditors; or any proceeding or proceedings shall be instituted by or against Material Subsidiaries seeking to adjudicate them as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of them or their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for them or for any substantial part of their property and, in the case of any such proceedings instituted against them (but not instituted by them) that are being diligently contested by them in good faith, either such proceedings shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceedings (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, them or any substantial part of their property) shall occur; or any Note Party or Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this clause (ii) of subsection (f) with respect to Material Subsidiaries; or

(g) Monetary Judgments. Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $20,000,000 shall be rendered against any Note Party or any Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Note Party or Subsidiary and the insurer covering full payment of such unsatisfied amount and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h) Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against any Note Party or Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) Unenforceability of Note Documents. Any provision of any Note Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Note Party which is party to it, or any such Note Party shall so state in writing; or

(j) ERISA Events. Any ERISA Event shall have occurred and the aggregate liability to the Note Parties and the ERISA Affiliates that has resulted, or is reasonably expected to result, out of, in connection with or from such ERISA Event and any other ERISA Events which shall have occurred and then exist exceeds $10,000,000.

SECTION 6.02 Acceleration.

(a) If an Event of Default (other than an Event of Default described in Section 6.01(f) with respect to the Issuer or The Parent Guarantor) occurs and is continuing, (x) the Trustee by written notice to the Issuer may declare, or (y) the Applicable Holders, by written notice to the Issuer and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately.

(b) If an Event of Default described in Section 6.01(f) with respect to the Issuer or the Parent Guarantor occurs, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c) If the Notes are accelerated or otherwise become due prior to their stated maturity, in each case, as a result of an Event of Default (including an Event of Default under Section 6.01(f)) (each an “Acceleration Event”), Holders will be entitled to the payment of all amounts (including, without limitation, the Specified Premium) that would have been due upon redemption of the Notes if the Issuer redeemed the Notes at its option at the time of such Acceleration Event pursuant to Section 5.07(a) (if such Acceleration Event occurs prior to the First Call Date) or pursuant to Section 5.07(b) (if such Acceleration Event occurs on or after the First Call Date). Without limiting the generality of the foregoing, it is understood and agreed that if an Acceleration Event occurs, the Specified Premium with respect to a redemption of the Notes shall also be due and payable at the time of such Acceleration Event as though the Notes had been redeemed in full at the time of such Acceleration Event and shall constitute part of the Note Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s loss as a result thereof. Interest shall accrue (at the default rate provided under Section 6.03, and compounding on each Interest Payment Date) on the full aggregate principal amount of the Notes (including on the Specified Premium) from and after the occurrence of an Acceleration Event, including in connection with an Event of Default under Section 6.01(f). The Specified Premium payable above shall be presumed to be the liquidated damages sustained by each Holder of the Notes as the result of the acceleration of the Notes and the Issuer agrees that it is reasonable under the circumstances currently existing. The Specified Premium shall also be payable in the event the Notes (and/or this Indenture) are satisfied, released or discharged by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other similar means. THE ISSUER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (i) the Specified Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Specified Premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (iii) there has been a course of conduct between the Holders of the Notes and the Issuer giving specific consideration in this transaction for such agreement to pay the Specified Premium; and (iv) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this clause (c). The Issuer expressly acknowledges that its agreement to pay the Specified Premium to the Holders as herein described is a material inducement to the Holders to purchase the Notes.

SECTION 6.03 Other Remedies.

Prior to the Disposition Date, at any time when an Event of Default under Section 6.01(a) or (f) exists, interest, to the fullest extent permitted by law, shall accrue (x) on the aggregate principal amount of the Notes then outstanding at a rate that is 2.00% per annum above the rate then borne by the Notes and (y) on overdue interest or other amounts at a rate that is 2.00% per annum above the rate then borne by the principal outstanding to which such interest or other amount relates. From and after the Disposition Date, at any time when an Event of Default under Section 6.01(a) or 6.01(f) exists, any overdue amounts shall bear interest, to the fullest extent permitted by law, at a rate that is 2.00% per annum above the rate then borne by (in the case of such principal) such amount of principal outstanding or (in the case of interest or other amount) the amount of principal outstanding to which such interest or other amount relates. Any additional interest that accrues by virtue of the operation of this Section 6.03 shall be payable in cash on demand and, to the extent applicable, in accordance with Section 2.15.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.04 Waiver of Past Defaults. The Required Holders by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.02 cannot be amended or modified without the consent of each Holder affected, in each case, which may be waived with the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest, premium, if any, and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, including any additional interest required to be paid pursuant to Section 6.03, (4) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its reasonable costs, expenses, disbursements and advances in accordance with Section 7.07 and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (e) of Section 6.01, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.05 Control by Majority. The Required Holders may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.01 and 7.02, that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any actions are unduly prejudicial to such Holders) or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee shall receive indemnification satisfactory to it against all losses, claims, costs, liabilities and expenses that may be caused by taking or not taking such action.

SECTION 6.06 Limitation on Suits. Subject to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii) the Applicable Holders have requested in writing to the Trustee to pursue the remedy;

(iii) such Holders have offered in writing to the Trustee security or indemnity satisfactory to the Trustee against any loss, claim, cost, liability or expense;

(iv) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(v) the Required Holders have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.07 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.06), the contractual right expressly set forth in the Note Documents of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired without the consent of such Holder.

SECTION 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest, to the extent lawful) and the amounts provided for in Section 7.07.

SECTION 6.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, the Parent Guarantor, the Issuer’s Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that such payments shall be made directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, compromise, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10 Priorities.

(a) If the Trustee collects any money or property pursuant to this Article VI it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due to it under Section 7.07;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively;

THIRD: without duplication, to the GS Purchasers for any other Note Obligations owing to the GS Purchasers under the Note Documents; and

FOURTH: to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs and expenses of the suit, and the court in its discretion may assess reasonable costs and expenses, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth as duties of the Trustee in this Indenture, the Notes or the other Note Documents and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of gross negligence or willful misconduct on its part, the Trustee shall be entitled to conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the other Note Documents, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, or the other Note Documents, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv) No provision of this Indenture or the other Note Documents shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate security or indemnity against such risk or liability is not reasonably assured to it.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall not be liable for interest or investment income on any money received by it except as the Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law, Article VIII or Article XI.

(g) Every provision of this Indenture relating in any way to the Trustee or to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

SECTION 7.02 Rights of Trustee. Subject to Section 7.01:

(a) The Trustee shall be entitled to conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, bond, debenture or other paper or document (whether in its original, electronic or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements, or any other document or information, to determine compliance with covenants or other obligations of the Issuer.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate.

(c) The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the acts, omissions, misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the other Note Documents shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in reliance on the advice or opinion of such counsel.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee from the Issuer or the Holders of at least 25% of the Notes at the Corporate Trust Office of the Trustee specified in Section 3.04, and such notice states that such event constitutes a Default or Event of Default under the Notes and this Indenture, and in the absence of any such notice, the Trustee shall be entitled to conclusively assume that no such Default or Event of Default exists.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and shall extend to the Trustee’s officers, directors, attorneys, employees, agents, custodians and other Persons employed to act hereunder.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the other Note Documents at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, claims, losses, liabilities and expenses which may be incurred therein or thereby.

(i) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee and such Trust Officer actually knows how such fact or matter pertains to this Indenture or the Notes.

(j) Whenever in the administration of this Indenture or the other Note Documents the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) shall be entitled to, in the absence of gross negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Note Parties, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee may request that the Issuer delivers an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the other Note Documents.

(n) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Responsible Officer of the Issuer.

(p) The permissive rights of the Trustee enumerated hereunder shall not be construed as duties.

(q) The Trustee shall be entitled to treat the GS Purchasers as the Controlling Party unless and until it receives written notice from the Issuer that the Disposition Date has occurred.

SECTION 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, the Guarantors or their respective Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.10. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days of acquiring such conflicting interest or resign.

SECTION 7.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.05 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 30 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of, or premium, if any, or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.06 [Reserved].

SECTION 7.07 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time compensation for its services hereunder and under the other Note Documents as the Issuer and the Trustee shall, from time to time, agree, in writing, and during the occurrence of any Event of Default, in accordance with the Trustee’s then-current fee schedule for default administration. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and the Guarantors, jointly and severally, shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs and expenses of collection, costs and expenses of preparing reports, certificates and other documents, costs and expenses of preparation and mailing of notices to Holders and costs and expenses incurred in performing its services under this Indenture. Such costs and expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Issuer shall indemnify the Trustee, its officers, directors, employees and agents against any and all fees, costs, loss, liability, damages, claims or expenses, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the fees, costs and expenses of enforcing this Indenture (including this Section 7.07) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer or the Guarantors of their obligations hereunder. The Issuer and the Guarantors shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s and Guarantors’ expense in the defense. The Trustee shall have the right to employ separate counsel of its selection in any such action or proceeding and participate in the investigation and defense thereof, and the Issuer shall pay the reasonable fees and expenses of such separate counsel; provided, however, that the Trustee may only employ separate counsel at the expense of the Issuer if in the judgment of the Trustee (i) a conflict of interest exists or potentially exists by reason of common representation or (ii) there are legal defenses available to the Trustee that are different from or are in addition to those available to the Issuer or if all parties commonly represented do not agree as to the action (or inaction) of counsel.

To secure the Issuer’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee (other than money or property held in trust to pay principal of and premium and interest on the Notes). Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s respective right to receive payment of any amounts due under this Section 7.07 shall not be subordinate to any other liability or Debt of the Issuer.

The Issuer’s and the Guarantors’ payment obligations pursuant to this Section 7.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of an Event of Default specified in Section 6.01(f), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Debtor Relief Law.

SECTION 7.08 Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation. The Required Holders may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld. The Issuer shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property;

or

(iv) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Required Holders and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Issuer, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder, who has been a bona fide Holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.09 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10 Eligibility; Disqualification. This Indenture shall always have a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent annual report of condition.

SECTION 7.11 Trustee’s Application for Instruction from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Responsible Officer of the Issuer actually receive such application, unless any such Responsible Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01 Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth in this Article VIII.

SECTION 8.02 Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees), this Indenture on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Debt represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (i) and (ii) below, and to have satisfied all of their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust referred to in Section 8.04;

(ii) the Issuer’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.04 concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(iii) the rights, powers, trusts, duties, indemnities and immunities of the Trustee hereunder and the Issuer’s or Guarantors’ obligations in connection therewith; and

(iv) this Article VIII with respect to provisions relating to Legal Defeasance.

Subject to compliance with this Section 8.02, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

SECTION 8.03 Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of their obligations under the covenants contained in Section 3.01 (other than Sections 3.01(a), 3.05, 3.09, 3.11, 3.12, 3.13, 3.14, 3.15, 3.17, 3.19, 3.20, 3.21 and 3.22 and Article IV (except Sections 4.04 and 4.15) with respect to the outstanding Notes on and after the date of the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein or therein to any such covenant or by reason of any reference in any such covenant to any other provision herein or therein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified in this Section 8.03, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(b) 6.01(c) (solely with respect to the defeased covenants listed above), 6.01(d) (solely with respect to the defeased covenants listed above), 6.01(e), 6.01(g), 6.01(h) and 6.01(j) shall not constitute Events of Default.

SECTION 8.04 Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in Dollars or U.S. Government Obligations or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest due on the Notes issued under this Indenture on the Final Maturity Date or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether such Notes are being defeased to the Final Maturity Date or to a particular Redemption Date;

(ii) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States stating that, subject to customary assumptions and exclusions (i) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or (ii) since the issuance of such Notes, there has been a change in the applicable U.S. federal income tax law, and in either case of clause (i) or (ii) stating that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders and Beneficial Owners of the Notes, in their capacity as Holders and Beneficial Owners of the Notes, as applicable, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States stating that, subject to customary assumptions and exclusions, the Holders and Beneficial Owners of the Notes, in their capacity as Holders and Beneficial Owners of the Notes, as applicable, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the First Lien Credit Agreement or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(vi) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer; and

(vii) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05 Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee, cost, expense or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(i)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06 Repayment to the Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on its written request unless an abandoned property law designates another Person or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustees thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

SECTION 8.07 Reinstatement. If the Trustee or Paying Agent is unable to apply any Dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.01 Without Consent of Holders. Notwithstanding Section 9.02 of this Indenture, the Issuer, any Guarantor (with respect to its Note Guarantee), as applicable, and the Trustee may amend, supplement or modify this Indenture, the Notes and the Note Guarantees without the consent of any Holder if such amendment, supplement or modification is made (x) prior to the Disposition Date for any purposes set forth in clause (vi) below and (y) from and after the Disposition Date, for any purpose set forth in clauses (i) through (ix) below:

(i) to (x) cure any ambiguity, omission, mistake, defect, error or inconsistency or (y) reduce the minimum denomination of the Notes;

(ii) to provide for the assumption by a successor Person of the obligations of the Issuer or a Guarantor under any Note Document in accordance with Section 4.04;

(iii) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iv) to add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Subsidiary Guarantor;

(v) to make any change that does not adversely affect the rights of any Holder in any material respect;

(vi) to provide for any Subsidiary to provide a Note Guarantee in respect of the Notes or to confirm and evidence the release, termination, discharge or retaking of any guarantee when such release, termination, discharge or retaking is provided for under this Indenture or the other Note Documents, as applicable;

(vii) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements hereof or to provide for the accession by the Trustee to any Note Document;

(viii) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect; or

(ix) to secure the Notes.

Subject to Section 9.02, upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Sections 9.06 and 12.03, the Trustee will join with the Issuer and the Guarantors, if applicable, in the execution of any amended or supplemental indenture or amendment or supplement to the Note Documents unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture, the Note Documents or otherwise, in which case the Trustee may, but will not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to the Note Documents.

After an amendment or supplement under this Section 9.01 becomes effective, the Issuer shall mail or otherwise deliver to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.01.

SECTION 9.02 With Consent of Holders.

(a) Except as provided in this Section 9.02, the Issuer, the Guarantors (with respect to their Note Guarantee), as applicable, and the Trustee may amend or supplement this Indenture, the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under this Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes and the Note Guarantees may be waived with the consent of the Required Holders (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.12 and Section 12.05 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer, and upon the filing with the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 and Section 12.03, the Trustee will join with the Issuer and the Guarantors, if applicable, in the execution of any amended or supplemental indenture or amendment or supplement to this Indenture or such other Note Documents unless such amended or supplemental indenture or amendment or supplement to this Indenture or such other Note Documents affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may, but will not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to the this Indenture or such other Note Documents.

(b) Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not with respect to any Notes held by a non-consenting Holder:

(i) reduce the principal amount of such Notes whose Holders must consent to an amendment;

(ii) reduce the stated rate of or extend the stated time for payment of interest on any such Note; provided that any amendment to the provisions of Section 3.05 may be made with the consent of the Required Holders;

(iii) reduce the principal of, or extend the maturity date of, any Note;

(iv) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.07; provided that any amendment to the notice requirements relating to a redemption of Notes may be made with the consent of the Required Holders;

(v) make any such Note payable in currency other than that stated in such Note;

(vi) impair the contractual right expressly set forth in the Note Documents of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(vii) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(viii) except as set forth in Article XIII, expressly subordinate the Notes or any Note Guarantee in right of payment to any Debt of the Issuer or any Guarantor;

(ix) release all or substantially all of the value of the Note Guarantees of the Guarantors (except as expressly provided in the Note Documents); or

(x) make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.02.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment or supplement under this Section 9.02 becomes effective, the Issuer shall mail or otherwise deliver to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

SECTION 9.03 Note Purchase Agreement. For the avoidance of doubt and notwithstanding anything to the contrary in in Section 9.01 or 9.02 or otherwise in this Article IX, this Article IX (other than this Section 9.03) shall not apply to the Note Purchase Agreement, it being understood that the Note Purchase Agreement may be amended, supplemented or otherwise modified, and the terms thereof may be waived, in each case, in accordance with the terms set forth in the Note Purchase Agreement.

SECTION 9.04 Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.04 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.05 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06 Trustee to Sign Amendments. The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Sections 7.01 and 7.02) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuer or any Guarantor, as the case may be, in accordance with its terms.

ARTICLE X

GUARANTEE

SECTION 10.01 Note Guarantee; Limitation of Liability.

(a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Note Obligations of the Issuer now or hereafter existing under or in respect of the Notes and the other Note Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Note Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (all such Note Obligations being the “Guaranteed Note Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Trustee, any Holder or any other holder of Note Obligations in enforcing any rights under this Indenture or any other Note Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Note Obligations and would be owed by the Issuer to the Trustee, any Holder or any other holder of Note Obligations under or in respect of the Note Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Note Party. This Note Guarantee is and constitutes a guaranty of payment and not merely of collection.

(b) Each Guarantor and Note Guarantee Beneficiary confirms that it is the intention of all such Persons that this Note Guarantee and the Note Obligations of each Guarantor under this Note Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Note Guarantee and the Note Obligations of each Guarantor hereunder. To effectuate the foregoing intention, each Guarantor and Note Guarantee Beneficiary hereby irrevocably agree that the Note Obligations of each Guarantor under this Note Guarantee at any time shall be limited to the maximum amount as will result in the Note Obligations of such Guarantor under this Note Guarantee not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Note Guarantee Beneficiary under this Note Guarantee or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Note Guarantee Beneficiaries under or in respect of the Note Documents.

SECTION 10.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Note Obligations will be paid strictly in accordance with the terms of this Indenture and the other Note Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Note Guarantee Beneficiary. The Note Obligations of each Guarantor under or in respect of this Note Guarantee are independent of the Guaranteed Note Obligations or any other Note Obligations of any other Note Party under or in respect of this Indenture or any other Note Document, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Note Guarantee, irrespective of whether any action is brought against the Issuer or any other Note Party or whether the Issuer or any other Note Party is joined in any such action or actions. The liability of each Guarantor under this Note Guarantee shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of any Note Document or any agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Note Obligations or any other Note Obligations of any other Note Party under or in respect of the Note Documents, or any other amendment or waiver of or any consent to departure from any Note Document, including, without limitation, any increase in the Guaranteed Note Obligations resulting from the extension of additional credit to the Issuer, any other Note Party or any of their Subsidiaries or otherwise;

(iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Note Obligations;

(iv) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Note Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Note Obligations or any other Note Obligations of any Note Party under the Note Documents or any other assets of any Note Party or any of its Subsidiaries;

(v) any change, restructuring or termination of the corporate structure or existence of any Note Party or any of its Subsidiaries;

(vi) any failure of any Note Guarantee Beneficiary to disclose to any Note Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Note Party now or hereafter known to such Note Guarantee Beneficiary (each Guarantor waiving any duty on the part of any Note Guarantee Beneficiary to disclose such information);

(vii) the failure of any other Person to execute or deliver this Indenture or any other Note Document, any Guarantor Supplemental Indenture or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Note Obligations; or

(viii) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Note Guarantee Beneficiary that might otherwise constitute a defense available to, or a discharge of, any Note Party or any other guarantor or surety;

(ix) This Note Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Note Obligations is rescinded or must otherwise be returned by any Note Guarantee Beneficiary or any other Person upon the insolvency, bankruptcy or reorganization of the Issuer or any other Note Party or otherwise, all as though such payment had not been made.

SECTION 10.03 Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Note Obligations and this Note Guarantee and any requirement that any Note Guarantee Beneficiary secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Note Party or any other Person or any collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right (including without limitation any such right arising under California Civil Code Section 2815) to revoke this Note Guarantee and acknowledges that this Note Guarantee is continuing in nature and applies to all Guaranteed Note Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including without limitation any and all rights or defenses such Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Note Obligations, or to any other guarantor of any of the Guaranteed Note Obligations with respect to any of such guarantor’s obligations under its Note Guarantee, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal’s indebtedness or such guarantor’s obligations, including without limitation Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure, (ii) any defense arising by reason of any claim or defense based upon an election of remedies by any Note Guarantee Beneficiary that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Note Parties, any other guarantor or any other Person or any collateral and (iii) any defense based on any right of set-off or counterclaim against or in respect of the Note Obligations of such Guarantor hereunder. No other provision of this Note Guarantee shall be construed as limiting the generality of any of the covenants and waivers set forth in this Section 10.03(c). As provided below, this Note Guarantee shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York. This Section 10.03(c) is included solely out of an abundance of caution, and shall not be construed to mean that any of the above referenced provisions of California law are in any way applicable to this Note Guarantee or to any of the Guaranteed Note Obligations.

(d) Each Guarantor waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Note Party or any of its assets in connection with this Note Guarantee or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute (including without limitation under California Civil Code Section 2847, 2848 or 2849), under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any such Note Party, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Note Guarantee Beneficiary now has or may hereafter have against any Note Party, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Note Guarantee Beneficiary.

(e) Each Guarantor acknowledges that any Note Guarantee Beneficiary may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Note Guarantee, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by any Note Guarantee Beneficiary against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(f) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Note Guarantee Beneficiary to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Issuer, any other Note Party or any of their Subsidiaries now or hereafter known by such Note Guarantee Beneficiary.

(g) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Indenture and the other Note Documents and that the waivers set forth in Section 10.02 and this Section 10.03 are knowingly made in contemplation of such benefits.

SECTION 10.04 Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Issuer, any other Note Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Note Obligations under or in respect of this Note Guarantee, this Indenture or any other Note Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Note Guarantee Beneficiary against the Issuer, any other Note Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, any other Note Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until Termination Date has occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the occurrence of the Termination Date, such amount shall be received and held in trust for the benefit of the Note Guarantee Beneficiaries, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Trustee in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Note Obligations and all other amounts payable under this Note Guarantee, whether matured or unmatured, in accordance with the terms of the Note Documents. If the Termination Date has occurred, the Note Guarantee Beneficiaries will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Note Obligations resulting from such payment made by such Guarantor pursuant to this Note Guarantee.

SECTION 10.05 Guarantor Supplemental Indentures. Upon the execution and delivery by any Person of a Guarantor Supplemental Indenture, (i) such Person shall become and be a Guarantor hereunder, and each reference in this Indenture to a “Subsidiary Guarantor,” “Guarantor” or “Note Party” shall also mean and be a reference to such Person, and each reference in any other Note Document to a “Subsidiary Guarantor,” “Guarantor” or “Note Party” shall also mean and be a reference to such Person, and (ii) each reference herein to “this Indenture,” “this Note Guarantee,” “hereunder,” “hereof” or words of like import referring to this Indenture and this Note Guarantee, and each reference in any other Note Document to the “Indenture,” “Note Guarantee,” “thereunder,” “thereof” or words of like import referring to this Indenture and this Note Guarantee shall mean and be a reference to this Indenture and this Note Guarantee as supplemented by such Guarantor Supplemental Indenture.

SECTION 10.06 Indemnification by Guarantors.

(a) (a) Without limitation on any other Note Obligations of any Guarantor or remedies of any Note Guarantee Beneficiary under this Indenture, this Note Guarantee or the other Note Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Note Guarantee Beneficiary and each of their Affiliates and their respective officers, directors, employees, controlling persons, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Note Obligations to be the legal, valid and binding obligations of any Note Party enforceable against such Note Party in accordance with their terms.

(b) Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any Notes, the actual or proposed use of the proceeds of any Notes, the Note Documents or any of the transactions contemplated by the Note Documents.

SECTION 10.07 Subordination of Intercompany Obligations to Note Obligations. Each Guarantor hereby subordinates in right of payment any and all debts, liabilities and other Obligations owed to such Guarantor by each other Note Party (the “Subordinated Intercompany Obligations”) to the Note Obligations of any Guarantor to the extent and in the manner hereinafter set forth in this Section 10.07.

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Note Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Note Party on account of the Subordinated Intercompany Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Note Party), however, unless the Controlling Party otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Intercompany Obligations.

(b) Prior Payment of Guaranteed Note Obligations. In any proceeding under any Bankruptcy Law relating to any other Note Party, each Guarantor agrees that any Note Guarantee Beneficiary shall be entitled to receive payment in full in cash of all Guaranteed Note Obligations (including Post-Petition Interest) before such Guarantor receives payment of any Subordinated Intercompany Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Note Party), each Guarantor shall, if the Trustee so requests, collect, enforce and receive payments on account of the Subordinated Intercompany Obligations as trustee for the Note Guarantee Beneficiaries and deliver such payments to the Trustee on account of the Guaranteed Note Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Note Guarantee.

(d) Trustee Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Note Party), the Trustee is authorized and empowered (but without any obligation to so do) (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Intercompany Obligations and to apply any amounts received thereon to the Guaranteed Note Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Intercompany Obligations and (B) to pay any amounts received on such obligations to the Trustee for application to the Guaranteed Note Obligations (including any and all Post-Petition Interest).

SECTION 10.08 Continuing Guaranty. This Note Guarantee is a continuing guaranty and shall (a) remain in full force and effect until the occurrence of the Termination Date, (b) be binding upon the Guarantors and their successors and assigns and (c) inure to the benefit of and be enforceable by the Trustee, the Holders and each other holder of Note Obligations and their respective transferees and assigns.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.01 Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a) either:

(i) all Notes that have been authenticated and delivered except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(ii) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at the Final Maturity Date or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer;

(b) the Issuer has deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in Dollars or U.S. Government Obligations, or a combination thereof, in an amount sufficient (in the case of any deposit that includes U.S. Government Obligations, in the opinion of a nationally recognized firm of independent public accountants) to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Final Maturity Date or Redemption Date, as the case may be;

(c) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the First Lien Credit Agreement or any other material agreement or instrument (other than the Note Documents) to which Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(d) the Issuer has paid or caused to be paid all other sums payable under this Indenture;

(e) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such Notes issued hereunder at the Final Maturity Date or the Redemption Date, as the case may be; and

(f) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Article XI relating to the satisfaction and discharge of this Indenture have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the indemnification rights of the Trustee and the Issuer’s obligations with respect thereto and, if money has been deposited with the Trustee pursuant to clause (b) of this Section 11.01, the provisions of Sections 11.02 and 8.06, will survive.

SECTION 11.02 Application of Trust Money. Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01 Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuer or any Guarantor,

Hersha Hospitality Limited Partnership

Penn Mutual Towers

510 Walnut Street, 9th floor

Philadelphia, PA 19106

Attention: Ashish R. Parikh

Email: ashish.parikh@hersha.com

in each case,

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Gary Axelrod, esq. and Senet Bischoff, esq.

Email: Gary.Axelrod@lw.com and Senet.Bischoff@lw.com

if to the Trustee, at the Corporate Trust Office, which for purposes of this Indenture is at the date hereof located at:

U.S. Bank National Association

425 Walnut Street

Cincinnati, OH 45202

CN-OH-W6CT

Attention: Global Corporate Trust

Email: Daniel.Boyers@usbank.com

prior to the Disposition Date, with copies to each GS Purchaser (which shall not constitute notice):

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

Attention: Patrick Armstrong

Email: Patrick.Armstrong@gs.com

The Issuer or the Trustee by written notice to each other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provided as specified in writing to the Trustee by the authorized representative)), in English. The Issuer agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 12.02 Communication by Holders with other Holders. Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

SECTION 12.03 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture or the other Note Documents, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee an Officer’s Certificate and an Opinion of Counsel (except in connection with any action expressly authorized under this Indenture upon delivery of an Officer’s Certificate only) in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture or the other Note Documents relating to the proposed action have been satisfied; provided that no such Opinion of Counsel shall be delivered in connection with the issuance of the Initial Notes.

SECTION 12.04 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture or the Note Documents shall include:

(i) a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 12.05 When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by an Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 12.06 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.07 Legal Holidays. A “Legal Holiday” is a day that is not a Business Day. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular Record Date is a Legal Holiday, the Record Date for such Interest Payment Date shall be the prior day that is a Business Day.

SECTION 12.08 Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.09 Jurisdiction. The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantee or the Notes shall be instituted in any state or federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

Nothing in this Indenture or in any other Note Document shall affect any right that the Trustee, or any Holder may otherwise have to bring any action or proceeding relating to this Indenture or any other Note Document against any Note Party or its properties in the courts of any jurisdiction (i) for purposes of enforcing a judgment, (ii) in connection with exercising remedies against the collateral in a jurisdiction in which such collateral is located, (iii) in connection with any pending bankruptcy, insolvency or similar proceeding in such jurisdiction or (iv) to the extent the courts referred to in the previous paragraph do not have jurisdiction over such legal action or proceeding or the parties or property subject thereto.

SECTION 12.10 Waivers of Jury Trial. EACH OF THE NOTE PARTIES, THE TRUSTEE AND (BY THEIR ACCEPTANCE OF NOTES) HOLDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE OTHER NOTE DOCUMENTS.

SECTION 12.11 U.S.A. PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each Person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee with such information as each may request in order to satisfy the requirements of the U.S.A. PATRIOT Act.

SECTION 12.12 No Recourse Against Others. No director, officer, employee, incorporator or equityholder of the Issuer or any of their respective Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 12.13 Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind their successors.

SECTION 12.14 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or pdf transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes.

SECTION 12.15 Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.16 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, pandemics, epidemics, recognized public health emergencies, quarantine restrictions, civil or military disturbances, nuclear or natural catastrophes or acts of God, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, and hacking, cyber-attacks, or other use or infiltration of the Trustee’s technological infrastructure exceeding authorized access, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.17 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.18 Service of Process. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.01. NOTHING IN THIS INDENTURE WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

ARTICLE XIII

SUBORDINATION

SECTION 13.01 Subordination.

(a) Each of the Issuer and each Subsidiary Guarantor hereby agrees, and each Holder by accepting a Note agrees, that the payment of the principal of, and interest on, and all other amounts owing in respect of, the Note Obligations is hereby expressly subordinated in right of payment, to the extent and in the manner set forth in this Article XIII, to the prior payment in full in cash or Cash Equivalents of all Senior Obligations of the Issuer and the Subsidiary Guarantors (other than, in each case, contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) (such payment in full of the Senior Obligations, the “Discharge of the Senior Obligations”).

(b) So long as the Discharge of Senior Obligations has not occurred, unless clause (d) of this Section 13.01 shall be applicable, upon (i) the occurrence of a Payment Default and (ii) receipt by the Trustee from a Senior Agent of written notice of such occurrence, no payment (other than any payments made pursuant to the provisions of Article VIII or Article XI from money or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Issuer or any Subsidiary Guarantor of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities or the payment of interest in kind) shall be made by the Issuer or any Subsidiary Guarantor including by way of set-off or enforcement of any guarantee or otherwise, on account of the Note Obligations or on account of the purchase, redemption, deposit for defeasance or other acquisition of Notes unless and until such Payment Default shall have been cured, waived or forbore (or subject to forbearance) in writing or shall have ceased to exist or the Senior Obligations with respect to which such Payment Default occurred shall have been discharged or paid in full in cash or Cash Equivalents, after which the Issuer and the Subsidiary Guarantors shall resume making any and all required payments in respect of the Notes, including any missed payments.

(c) So long as the Discharge of Senior Obligations has not occurred, unless clause (d) of this Section 13.01 shall be applicable, upon (i) the occurrence of a Non-Payment Default and (ii) receipt by the Trustee from a Senior Agent of written notice of such occurrence, then no payment (other than any payments made pursuant to the provisions Article VIII or Article XI from money or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Issuer or any Subsidiary Guarantor of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities or the payment of interest in kind), shall be made by the Issuer or any Subsidiary Guarantor including by way of set-off or enforcement of any guarantee or otherwise, on account of the Note Obligations or on account of the purchase, redemption, deposit for defeasance or other acquisition of Notes for a period (the “Payment Blockage Period”) commencing on the date of receipt by the Trustee of such notice from a Senior Agent unless and until (subject to any blockage of payments that may then be in effect under clause (b) of this Section 13.01) (w) more than 179 days shall have elapsed since receipt of such written notice by the Trustee, (x) such Non-Payment Default shall have been cured, waived or forbore (or subject to forbearance) in writing or shall have ceased to exist, (y) the Senior Obligations with respect to which such Non-Payment Default occurred have been discharged or paid in full in cash or Cash Equivalents or (z) such Payment Blockage Period shall have been terminated by written notice to the Trustee from the Senior Agent initiating such Payment Blockage Period or from the holders of at least a majority in principal amount of the applicable Senior Obligations), after which, in the case of clause (w), (x), (y) or (z), the Issuer and the Subsidiary Guarantors shall resume making any and all required payments in respect of the Notes, including any missed payments. Notwithstanding any other provision of this Indenture, in no event shall a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice referred to in clause (ii) above (the “Initial Blockage Period”). No more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. Notwithstanding any other provision of this Indenture, no Senior Event of Default which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by the Senior Agent for the applicable Senior Obligations shall be, or be made, the basis for the commencement of a second Payment Blockage Period for such Senior Obligations, whether or not within the Initial Blockage Period, unless such Senior Event of Default shall have been cured, waived or forbore (or subject to forbearance) for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action that, in either case, would give rise to a Senior Event of Default pursuant to any provision under which a Senior Event of Default previously existed or was continuing shall constitute a new Senior Event of Default for this purpose).

(d) So long as the Discharge of Senior Obligations has not occurred, in the event of any insolvency or bankruptcy proceedings and/or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Issuer or any Subsidiary Guarantor or to the Issuer’s or any Subsidiary Guarantor’s property, and/or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Issuer or any Subsidiary Guarantor, whether or not involving insolvency or bankruptcy (an “Insolvency Event”), then:

(i) the Discharge of Senior Obligations must occur before the Trustee or the Holders are entitled to receive (whether directly or indirectly) any payment and/or distribution of any kind (other than Permitted Junior Securities or the payment of interest in kind) on account of the Note Obligations, and

(ii) until the Discharge of the Senior Obligations occurs, any payment or distribution of assets of the Issuer or such Subsidiary Guarantor of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities or the payment of interest in kind), to which the Trustee or the Holders would otherwise be entitled to receive on account of the Note Obligations in connection with such Insolvency Event but for Section 13.01(d)(i), shall be made on a pro rata basis to the Senior Agents for payment of the applicable Senior Obligations in accordance with the terms of the applicable Senior Documents in each case by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent. If any Insolvency Event is continuing, each Senior Agent (on behalf of the applicable Senior Creditors and solely with respect to the applicable Senior Obligations) is hereby authorized, but shall have no obligation, to demand, sue for, collect and receive any payment or distribution referenced in this clause (d)(ii) and give acquittance therefor and to file claims and proofs of claim and take such other action as such Senior Agent may deem reasonably necessary or advisable for the exercise or enforcement of any right or interest of the applicable Senior Creditors.

(e) So long as the Discharge of Senior Obligations has not occurred, if any payment (other than any payments made pursuant to the provisions Article VIII or Article XI from money or U.S. Government Obligations previously deposited with the Trustee) and/or distribution of assets of the Issuer or any Subsidiary Guarantor of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities or the payment of interest in kind), in each case, in respect of the Note Obligations shall be received by the Trustee or any Holder in violation of the foregoing clauses (b) through (d) of this Section 13.01, the Trustee or such Holder shall receive and hold the same in trust, as trustee, for the benefit of the Senior Creditors and shall forthwith deliver the same to the Senior Agents, in precisely the form received for application to the payment of the Senior Obligations, whether due or not due, and, until so delivered, the same shall be held in trust by the Trustee or such Holder for the benefit of the Senior Creditors and such payment and/or distribution shall be made on a pro rata basis to the Senior Agents for payment of the applicable Senior Obligations in accordance with the terms of the applicable Senior Documents, in each case, to the extent necessary to achieve the Discharge of the Senior Obligations.

(f) Notwithstanding the foregoing clauses (a) through (e) of this Section 13.01, nothing contained in this Article XIII (i) is intended to or will impair, as between the Issuer and the Subsidiary Guarantors, on the one hand, and the Holders, on the other hand, the obligations of the Issuer and the Subsidiary Guarantors, which are absolute and unconditional, to pay principal of and interest on the Note Obligations as and when due and payable in accordance with this Indenture, (ii) is intended to or will affect the relative rights of Holders and any creditors of the Issuer or any Subsidiary Guarantors other than the Senior Creditors or (iii) prevent the Trustee or any Holder from exercising its available remedies upon a Default or an Event of Default, subject, in the case of this clause (iii), to the rights, if any, under this Article XIII of the Senior Creditors (1) in any case, proceeding, dissolution, liquidation or other winding up, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Issuer referred to in Section 13.01(d), to receive, pursuant to and in accordance with such Section, cash, property and securities (other than Permitted Junior Securities or the payment of interest in kind) otherwise payable or deliverable to the Trustee or such Holder, or (2) under the conditions specified in Section 13.01(c), to prevent any payment prohibited by such Section or enforce their rights pursuant to Section 13.01(e).

(g) No right of any present or future holders of any Senior Obligations to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or any Subsidiary Guarantor or by any act or failure to act by any such holder, or by any noncompliance by the Issuer or any Subsidiary Guarantor with the terms and provisions of this Indenture, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The Senior Agents (on behalf of the applicable Senior Creditors and solely with respect to the applicable Senior Obligations) may, without in any way affecting the obligations of the Trustee or any Holder, but subject to Section 4.02(b), at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any applicable Senior Obligations, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Obligations or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Obligations including, without limitation, the waiver of default thereunder and the release of any Senior Collateral, all without notice to or assent from the Trustee or any Holder.

(h) If, at any time, all or part of any payment with respect to any of the Senior Obligations theretofore made by Issuer, any Subsidiary Guarantor or any other person or entity is rescinded or must otherwise be returned by the holders of such Senior Obligations for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Issuer or such other person or entity), the provisions of this Article XIII shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(i) For the avoidance of doubt, (i) the Note Obligations of the Parent Guarantor are senior obligations and are not, and shall not be construed to be, subordinated in right of payment to the Senior Obligations or any other Debt or Obligations, (ii) the Note Obligations of the Issuer shall not be subordinate to any Debt or Obligations of the Issuer other than the Senior Obligations of the Issuer (in accordance with this Article XIII) and (iii) the Note Obligations of any Subsidiary Guarantor shall not be subordinate to any Debt or Obligations of such Subsidiary Guarantor other than the Senior Obligations of such Subsidiary Guarantor (in accordance with this Article XIII).

SECTION 13.02 Payment Permitted. Except under the conditions described in Sections 13.01(b), (c) or (d), nothing contained in this Article XIII or otherwise in this Indenture or in any other Note Document shall limit or prevent, or be construed to limit or prevent, the Issuer or any Subsidiary Guarantor from at any time making payments of principal of (and premium, if any) or interest on the Notes or making payments in respect of any other Note Obligations.

SECTION 13.03 Subrogation. After the Discharge of the Senior Obligations, Holders shall be subrogated (equally and ratably with the holders of all indebtedness of the Issuer or any Subsidiary Guarantor which by its express terms is subordinated and postponed to the Senior Obligations to the same extent as the Note Obligations of the Issuer and the Subsidiary Guarantor are subordinated and postponed and which is entitled to like rights of subrogation) to the rights of Senior Creditors to receive distributions applicable to Senior Obligations. A distribution made under this Article XIII to Senior Creditors that otherwise would have been made to Holders is not, as between the Issuer and Holders, a payment by the Issuer on such Senior Obligations.

SECTION 13.04 Rights of Trustee and Paying Agent. Notwithstanding Section 13.01(b) and (c), the Trustee and the Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than one Business Day prior to the date of such payment, the Trustee receives written notice affirmatively indicating that payments may not be made under this Article XIII, upon which it shall be entitled to conclusively rely. The Issuer, the Registrar or co-registrar, the Paying Agent, a Senior

Agent or a Senior Creditor may give the notice; provided, however, that, if a series, issue or class of Senior Obligations has a Senior Agent, only the Senior Agent may give the notice. The Trustee in its individual or any other capacity may hold Senior Obligations with the same rights it would have if it were not Trustee. The Registrar and co-registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article XIII with respect to any Senior Obligations that may at any time be held by it, to the same extent as any other holder of such Senior Obligations; and nothing in Article XIII shall deprive the Trustee of any of its rights as such a holder of Senior Obligations. Nothing in this Article XIII shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07.

SECTION 13.05 Distribution or Notice to Senior Agent. Whenever a distribution is to be made or a notice given to Senior Creditors, the distribution may be made and the notice given to their Senior Agent (if any).

SECTION 13.06 Article XIII Not To Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment pursuant to the Notes or any other Note Document by reason of any provision in this Article XIII shall not be construed as preventing the occurrence of a Default. Nothing in this Article XIII shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes, subject to the rights, if any, under this Article of the Senior Creditors to receive the cash, property or securities receivable upon the exercise of such rights or remedies.

SECTION 13.07 Trust Moneys Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee under Article VIII or XI by the Trustee and which were deposited in accordance with the terms of Article VIII or XI, as applicable, and not in violation of Section 13.01(b) or (c) for the payment of principal of, premium, if any, on and interest on the Notes shall not be subordinated to the prior payment of any Senior Obligations or subject to the restrictions set forth in this Article XIII, and none of the Trustee, the Holders or any other Person shall be obligated to pay over or turn over any such amount to the Issuer, any Senior Agent or any Senior Creditor or any other creditor of the Company.

SECTION 13.08 Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article XIII, the Trustee and the Holders shall be entitled to conclusively rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 13.01(d) are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon the Senior Agents for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Obligations and other Debt of the Issuer or any Subsidiary Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XIII. In the event that evidence is required with respect to the right of any Person as a Senior Creditor to participate in any payment or distribution pursuant to this Article XIII, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Obligations held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article XIII, and, if such evidence is not furnished, the Trustee may, without liability, defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article XIII.

SECTION 13.09 Trustee To Effectuate Subordination. Each Holder by accepting a Note authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the Senior Creditors as provided in this Article XIII and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 13.10 Trustee Not Fiduciary for Senior Creditors. The Trustee shall not be deemed to owe any fiduciary duty to the Senior Creditors and shall not be liable to any Senior Creditors if it shall in good faith mistakenly pay over or distribute to Holders or the Issuer, any Subsidiary Guarantor or any other Person, money or assets to which any Senior Creditors shall be entitled by virtue of this Article XIII or otherwise.

SECTION 13.11 Third Party Beneficiaries; etc. The Senior Agents and the Senior Creditors are hereby made third-party beneficiaries of this Article XIII as if each of them were a party hereto. The provisions of this Article XIII shall constitute a continuing offer to all Senior Creditors who, in reliance upon such provisions, become holders of, or continue to hold, Senior Obligations, and such provisions are made for the benefit of the holders of Senior Obligations, and such Senior Creditor are hereby made obligees of this Article XIII, and they and/or each of them may proceed to enforce such provisions.

[Signature on following pages]

HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership, as Issuer

By:	HERSHA HOSPITALITY TRUST, a Maryland
real estate investment trust, its general partner

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: CFO

HERSHA HOSPITALITY TRUST, a Maryland real estate investment trust, as Parent Guarantor

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: CFO

[Signatures continue on the next page]

SUBSIDIARY GUARANTORS:

HHLP DC CONVENTION CENTER ASSOCIATES, LLC, a Delaware limited liability company

By:	HHLP DC CONVENTION CENTER MANAGER, LLC, a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh
Title: Manager

HHLP BULFINCH ASSOCIATES, LLC, a Delaware limited liability company

By:	HHLP BULFINCH MANAGER, LLC, a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh
Title: Manager

44 CAMBRIDGE ASSOCIATES, LLC, a Massachusetts limited Liability company

By:	/s/ Ashish Parikh
Name: Ashish Parikh
Title: Manager

[Signatures continue on the next page]

RISINGSAM HOSPITALITY LLC, a New York limited liability company

By:	HERSHA CONDUIT ASSOCIATES, LLC, a New York limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh
Title: Manager

AFFORDABLE HOSPITALITY ASSOCIATES, L.P.,
a Pennsylvania limited partnership

By:	RACE STREET, LLC, a Pennsylvania limited
liability company, its general partner

By:	/s/ Ashish Parikh
Name: Ashish Parikh
Title: Manager

HHLP RITTENHOUSE ASSOCIATES, LLC, a Delaware limited liability company

By: HHLP RITTENHOUSE MANAGER, LLC, a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh
Title: Manager

HHLP COCONUT GROVE ASSOCIATES, LLC, a Delaware limited liability company

By:	HHLP COCONUT GROVE MANAGER, LLC,
a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh
Title: Manager

[Signatures continue on the next page]

HHLP BLUE MOON ASSOCIATES, LLC, a Delaware limited liability company

By:	HHLP BLUE MOON MANAGER, LLC, a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

HHLP WINTER HAVEN ASSOCIATES, LLC, a Delaware limited liability company

By:	HHLP WINTER HAVEN MANAGER, LLC, a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

[Signatures continue on the next page]

HHLP SMITH STREET ASSOCIATES, LLC, a New York limited liability company

By:	HHLP SMITH STREET HOLDING, LLC, a New York limited liability company, its manager

By:	HHLP SMITH STREET MANAGING MEMBER, LLC, a New York limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

HHLP KEY WEST ONE ASSOCIATES, LLC, a Delaware limited liability company

By:	HHLP KEY WEST ONE MANAGER, LLC, a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

HHLP KEY WEST ONE MANAGER, LLC, a Delaware limited liability company

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

[Signatures continue on the next page]

44 BROOKLINE HOTEL, LLC, a Delaware limited liability company

By:	44 BROOKLINE MANAGER, LLC, a Delaware Limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh
Title: Manager

44 BROOKLINE MANAGER, LLC, a Delaware limited liability company

By	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

HHLP MIAMI BEACH ASSOCIATES , LLC, a Delaware limited liability company

By:	HHLP MIAMI BEACH MANAGER, LLC, a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

HHLP GEORGETOWN ASSOCIATES, LLC, a Delaware limited liability company

By:	HERSHA GEORGETOWN MANAGER, LLC,
a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

[Signatures continue on the next page]

HHLP GEORGETOWN II ASSOCIATES, LLC,
a Delaware limited liability company

By:	HHLP GEORGETOWN II MANAGER, LLC, a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

HHLP SUNNYVALE TPS ASSOCIATES, LLC, a Delaware limited liability company

By:	HHLP SUNNYVALE TPS MANAGER, LLC, a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

SEAPORT HOSPITALITY LLC, a New York limited liability company

By:	320 PEARL STREET, lNC., a New York corporation, its managing member

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Vice President

[Signatures continue on the next page]

HHLP SAN DIEGO ASSOCIATES, LLC, a Delaware limited liability company

By:	HHLP SAN DIEGO MANAGER, LLC, a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

METRO JFK ASSOCIATES, LLC, a New York limited liability company

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

5444 ASSOCIATES, a Pennsylvania limited partnership

By:	44 DUANE STREET, LLC, a Delaware limited liability company, its General Partner

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

[Signatures continue on the next page]

HHLP WHITE PLAINS ASSOCIATES, LLC, a Delaware limited liability company

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

BRISAM MANAGEMENT (DE) LLC, a Delaware limited liability company

By:	HHLP BRISAM 29 MANAGER, LLC, a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

HHLP BOSTON SEAPORT ASSOCIATES, LLC, a Delaware limited liability company

By:	HHLP BOSTON SEAPORT MANAGER, LLC, a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

HHLP AMBROSE ASSOCIATES, LLC, a Delaware limited liability company

By:	HHLP AMBROSE MANAGER, LLC, a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

[Signatures continue on the next page]

EXIT 88 HOTEL, LLC, a Connecticut limited liability company

By:	EXIT 88 HOTEL MANAGER, LLC, a Delaware limited liability Company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

HHLP SEATTLE ASSOCIATES, LLC, a Delaware limited liability company

By:	HHLP SEATTLE MANAGER LLC, a Delaware limited liability company, its manager

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

CHIMES OF FREEDOM, LLC, a Delaware limited liability company

By:	OF FREEDOM I, LLC, a Delaware limited liability company, its managing member

By:	HHLP LIBERTY ASSOCIATES, LLC, a Delaware limited liability company, its sole member

By:	/s/ Ashish Parikh
Name: Ashish Parikh Title: Manager

[Signatures continue on the next page]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Daniel Boyers
Name: Daniel Boyers
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

HERSHA HOSPITALITY LIMITED PARTNERSHIP

9.50% Unsecured PIK Toggle Notes due 2026

[Initially] $___ plus any PIK Interest

added to the principal amount hereof

[If the Note is a Global Note, include the following:

and as such amount may otherwise be revised

by the Schedule of Increases or Decreases

in the [Global Note][Regulation S Temporary Global Note]

CUSIP No. ___________
ISIN	No.
Certificate No. __________

Hersha Hospitality Limited Partnership promises to pay to __________, or registered assigns, the principal sum of ____________________ DOLLARS, plus any PIK Interest added to the principal amount hereof [If this Note is a Global Note, add the following: , as such amount may otherwise be revised by the Schedule of Increases or Decreases in the [Global Note][Regulation S Temporary Global Note] attached hereto], on [____], 20261 (the “Final Maturity Date”).

Interest Payment Dates: June 30, September 30, December 31 and March 31, commencing on June 30, 2021.

Record Dates: June 29, September 29, December 30 and March 30 (or, if any such day is not a Business Day, on the prior day that is a Business Day).

[1]	To be the date that is five years after the Closing Date.

HERSHA HOSPITALITY LIMITED PARTNERSHIP,
as Issuer

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. Bank National Association as Trustee
By:
Authorized Signatory

Dated: _________________, 20__

[Back of Note]

9.50 Unsecured PIK Toggle Notes due 2026

[INSERT GLOBAL NOTE LEGEND, IF APPLICABLE PURSUANT TO THE PROVISIONS OF THE INDENTURE]

[INSERT PRIVATE PLACEMENT LEGEND, IF APPLICABLE PURSUANT TO THE PROVISIONS OF THE INDENTURE]

[INSERT ORIGINAL ISSUE DISCOUNT LEGEND, IF APPLICABLE PURSUANT TO THE PROVISIONS OF THE INDENTURE]

[INSERT REGULATION S TEMPORARY GLOBAL NOTE LEGEND, IF APPLICABLE PURSUANT TO THE PROVISIONS OF THE INDENTURE]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)

INTEREST. Hersha Hospitality Limited Partnership, a Virginia limited partnership (the “Issuer”), promises to pay (with respect to each Interest Period other than any Interest Period with respect to which the Issuer is permitted to exercise the PIK Option and does so exercise the PIK Option) interest on the principal amount of this Note in cash at a rate per annum equal to 9.50%.

For any Interest Period (as defined below) ending on or prior to March 31, 2022, the Issuer, in its sole discretion, may elect to deliver a “PIK Notice” with respect to such Interest Period to the Trustee (and, prior to the Disposition Date, the GS Purchasers) on or prior to the date that is five Business Days prior to the beginning of such Interest Period (the “PIK Option”); provided that, with respect to the Interest Period commencing on and including the Closing Date to but excluding June 30, 2021, a “PIK Notice” indicating that the PIK Option is being exercised for such Interest Period shall be deemed to have been delivered to the Trustee and the GS Purchasers in accordance with the procedures described in Section 2.01(g) of the Indenture and this Note. The Issuer shall be deemed to have exercised the PIK Option with respect to any Interest Period if it delivers a “PIK Notice” for such Interest Period in accordance with the immediately preceding sentence and will be deemed to not have exercised the PIK Option for any Interest Period if it does not deliver a “PIK Notice” with respect to such Interest Period in accordance with the immediately preceding sentence.

If the Issuer is permitted to exercise the PIK Option and does so exercise the PIK Option with respect to any Interest Period, the Issuer promises to pay with respect to such Interest Period interest on the principal amount of this Note (x) in cash at a rate per annum equal to 4.75% per annum, and (y) in kind at a rate per annum equal to 4.75% per annum (the interest payable pursuant to this clause (y), “PIK Interest”). The Issuer shall pay the applicable amount of any PIK Interest for any applicable Interest Period in respect of this Note on the Interest Payment Date in respect of such Interest Period by increasing the principal amount of this Note at the end of such Interest Period by the amount of such PIK Interest (rounded up to the nearest whole Dollar) and the Issuer shall otherwise follow the procedures relating to the payment of PIK Interest described in the Indenture (including in Section 2.01(g) of the Indenture). Following any increase in the principal amount of this Note as a result of a PIK Payment, this Note will bear interest on such increased principal amount from and after the date of such PIK Payment. Unless the context otherwise requires, for all purposes under the Indenture and this Note (including for purposes of calculating any redemption price or redemption amount), references to the “principal” and the “principal amount” of this Note includes any increase in the principal amount hereof due to the addition of PIK Interest hereto as a result of any PIK Payment.

The Issuer will pay interest, if any, quarterly in arrears on June 30, September 30, December 31 and March 31 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The first Interest Payment Date with respect to Notes issued on the Closing Date shall be June 30, 2021. The Issuer shall also pay accrued interest on the Notes, if any, in cash on the Final Maturity Date. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest on the Notes will be computed on the basis of a year of 360 days and the actual number of days elapsed.

Any amount (including principal, interest or premium (including the Specified Premium)) required to be paid under the Note Documents that is not paid when due shall continue to accrue interest so long as such amount remains unpaid and the Issuer shall pay any additional interest required to be paid pursuant to Section 6.03 of the Indenture. Upon any Acceleration Event, the Specified Premium shall be immediately due and payable and all principal, interest, the Specified Premium and any other premiums or amounts, shall be paid pursuant to Section 5.07(a) of the Indenture (if such Acceleration Event occurs prior to the First Call Date) or pursuant to Section 5.07(b) of the Indenture (if such Acceleration Event occurs on or after the First Call Date) as if the Notes were redeemed at the time of such Acceleration Event pursuant to Section 5.07(a) or 5.07(b) of the Indenture, as applicable, irrespective of whether the Note Obligations are paid, prepaid, repaid, redeemed, or otherwise satisfied or discharged (in whole or in part) pursuant to a plan of reorganization or otherwise.

For purposes of this Note, “Interest Period” means the period commencing on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date; provided that the first Interest Period shall commence on and include the Closing Date and end on and exclude June 30, 2021.

Notwithstanding anything to the contrary and for the avoidance of doubt, (a) the payment of accrued and unpaid interest for any Interest Period ending after March 31, 2022, (b) the payment of any accrued and unpaid interest in connection with any redemption or repurchase of Notes pursuant to Article V of the Indenture (including Section 5.07 of the Indenture) or Section 3.05 of the Indenture, (c) the payment of any accrued and unpaid interest in connection with any defeasance or satisfaction and discharge of the Indenture, (d) the payment of any accrued and unpaid interest on the Final Maturity Date and (e) the payment of any accrued and unpaid interest upon any acceleration of the Notes shall, in each case of clauses (a), (b), (c), (d) and (e), be made solely in cash.

Notwithstanding anything contained in the Indenture to the contrary, if on the final day of each accrual period (as defined in Section 1272(a)(5) of the Internal Revenue Code) ending after the fifth (5th) anniversary of the date of issuance of the Notes, the amount of accrued but unpaid original issue discount on any Note exceeds the product of (x) the issue price (as defined in Sections 1273(b) and 1274(a) of the Internal Revenue Code) of such Note and (y) the yield to maturity (as defined in Treasury Regulation Section 1.1272-1(b)(1)(i)) of such Note (the “Maximum Amount”), then interest on such Note shall not be deferred and all accrued but unpaid interest (including amounts of PIK Interest added to principal pursuant to Section 2.01(g) of the Indenture and paragraph 1 of the Notes) on such Note (and any interest on such interest) and original issue discount as of the end of such accrual period on such Note shall be paid except to the extent that such payment would reduce the accrued but unpaid original issue discount on such Note at the end of such period to an amount less than the Maximum Amount. This provision is intended to prevent the Notes from being classified as “applicable high yield discount obligations,” as defined in Section 163(i) of the Internal Revenue Code, and shall be interpreted consistently therewith.

(2)

METHOD OF PAYMENT. By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium and interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding June 29, September 29, December 30 and March 30 (or, if any such day is not a Business Day, on the prior day that is a Business Day (i) in the case of cash interest, at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.03 of the Indenture and (ii) in the case of PIK Interest in accordance with the procedures described in paragraph 1 of this Note. The principal of (and premium, if any) and interest (other than PIK Interest, which is payable as described in paragraph 1 of this Note) on the Notes shall be payable at the designated corporate trust office of the Paying Agent or Registrar designated by the Issuer maintained for such purpose (which shall initially be the Corporate Trust Office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.03 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of cash interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account with a bank located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments of cash in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC or any successor depository. Payments of cash in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular Record Date is a Legal Holiday, the Record Date shall be the prior day that is a Business Day. All cash payments on or in respect of the Notes (including principal, premium and interest) will be in Dollars.

(3)

PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

(4)

INDENTURE. The Issuer issued the Notes under an Indenture dated as of [February, 23], 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”) among the Issuer, the Guarantors, the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Issuer. The aggregate principal amount of the Notes that may be issued under the Indenture is limited as provided in the third paragraph of Section 2.02 of the Indenture.

(5)	OPTIONAL REDEMPTION. The Issuer may redeem the Notes in accordance with Section 5.07 of the Indenture.

(6)	MANDATORY REDEMPTION. Subject to paragraph 7 below, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)	REPURCHASE AT THE OPTION OF HOLDER. If there is a Change of Control, the Issuer will be required to make a Change of Control Offer in accordance with Section 3.05 of the Indenture.

(8)	NOTICE OF REDEMPTION. Notice of redemption shall be provided in accordance with Section 5.03 of the Indenture.

(9)

DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before the transmission of a notice of redemption of Notes or during the period between a Record Date and the corresponding Interest Payment Date.

(10)	PERSONS DEEMED OWNERS. The registered Holder of a Note shall be treated as its owner for all purposes.

(11)	AMENDMENT, SUPPLEMENT AND WAIVER. The Note Documents may be amended, supplemented or waived as provided in the Indenture.

(12)

DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are set forth in Section 6.01 of the Indenture. If an Event of Default (other than an Event of Default specified in Section 6.01(f) of the Indenture with respect to the Parent Guarantor or the Issuer) occurs and is continuing, then and in every such case, the Notes may be accelerated in accordance with Section 6.02 of the Indenture. If an Event of Default specified in Section 6.01(f) of the Indenture occurs with respect to the Parent Guarantor or the Issuer, then and in every such case, the Notes shall automatically accelerate in accordance with Section 6.02 of the Indenture.

(13)	SECURITY. The Notes will be unsecured.

(14)

TRUSTEE DEALINGS WITH THE ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

(15)

NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or shareholder of the Issuer or any of their respective Subsidiaries or Affiliates, in each case in their capacities as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer, or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

(16)	AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

(17)

ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18)

CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee shall use CUSIP numbers in notices of redemption as set forth in the Indenture. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19)

GUARANTEES. The Issuer’s obligations under the Notes and all other Note Obligations are fully and unconditionally guaranteed, jointly and severally, by the Guarantors from time to time party to the Indenture.

(20)	GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(21)	JUNIOR SUBORDINATED INDENTURES. This Note constitutes “Senior Debt” under, and as defined in, the Junior Subordinated Indentures.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.

Requests may be made to:

HERSHA HOSPITALITY LIMITED PARTNERSHIP

Penn Mutual Towers

510 Walnut Street, 9th floor

Philadelphia, PA 19106

Attention: Ashish R. Parikh

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date:
Your
Signature:
(Sign exactly as your name appears on the face of this
Note)
Signature
Guarantee*:

*   Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Signature Guarantee Medallion Program, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Signature Guarantee Medallion Program in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Sections 3.05 of the Indenture, check the appropriate box below:
☐ Section 3.05

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Sections 3.05 of the Indenture, state the amount you elect to have purchased:
$
Date:
Your
Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification
No.:

Signature
Guarantee*:

*

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Signature Guarantee Medallion Program, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Signature Guarantee Medallion Program in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[INSERT IN EACH GLOBAL NOTE (OTHER THAN ANY REGULATION S TEMPORARY GLOBAL NOTE):]

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $___________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, or increase (including for PIK Payments) or decrease in the principal amount of this Global Note have been made:

Date of Exchange or Increase/Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

[INSERT IN EACH REGULATION S TEMPORARY GLOBAL NOTE:]

SCHEDULE OF INCREASES OR DECREASES IN THE REGULATION S

TEMPORARY GLOBAL NOTE

The initial outstanding principal amount this Regulation S Temporary Global Note is $___________. The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note, or exchanges of a part of another Restricted Global Note for an interest in this Regulation S Temporary Global Note, or increase (including for PIK Payments) or decrease in the principal amount this Regulation S Temporary Global Note have been made:

Date of Exchange or Increase/Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

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